Exhibit 2.1

Execution Copy

MASTER INVESTMENT AGREEMENT

among

FIFTH THIRD BANK,

FIFTH THIRD FINANCIAL CORPORATION,

ADVENT-KONG BLOCKER CORP.,

FTPS HOLDING, LLC

and

FIFTH THIRD PROCESSING SOLUTIONS, LLC

Dated March 27, 2009

As amended June 30, 2009

i

(Continued)

Section 9.11	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	88

Section 9.12	Counterparts	88

Section 9.13	Headings	88

Section 9.14	Severability	88

v

(Continued)

[Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

EXHIBITS AND SCHEDULES

Exhibits
Exhibit 1.1(a)(A)	-	Form of BIN/ICA Sponsorship Agreement
Exhibit 1.1(a)(B)	-	Form of LLC Agreement
Exhibit 1.1(a)(C)	-	Form of IP License Agreement
Exhibit 1.1(a)(D)	-	Form of Master Services Agreement
Exhibit 1.1(a)(E)	-	Form of Master Lease Agreement
Exhibit 1.1(a)(F)	-	Form of Master Sublease Agreement
Exhibit 1.1(a)(G)	-	Form of Loan Agreement
Exhibit 1.1(a)(H)	-	Form of Referral Agreement
Exhibit 1.1(a)(I)	-	Form of Registration Rights Agreement
Exhibit 1.1(a)(J)	-	Form of Trademark License Agreement
Exhibit 1.1(a)(K)	-	Form of Transition Service Agreement
Exhibit 1.1(a)(L)	-	Form of Warrant
Exhibit 1.1(a)(M)	-	Form of TransActive Shareholders’ Agreement
Exhibit 2.4(a)	-	Applicable Accounting Principles;
Closing Working Capital Calculation
Exhibit 5.2(a)	-	Capital Expenditure Plan

Schedules
Schedule A	-	Services Not Performed for Seller by FTPS Division or CMC
Schedule 1.1(a)	-	Assumed Liabilities
Schedule 1.1(b)	-	Base Working Capital
Schedule 1.1(c)	-	Excluded Assets
Schedule 1.1(d)	-	Excluded Services
Schedule 1.1(e)	-	Seller’s Knowledge
Schedule 1.1(f)	-	Transferred Copyrights
Schedule 1.1(g)	-	Transferred Patents
Schedule 1.1(h)	-	Transferred Software
Schedule 1.1(i)	-	Transferred Trademarks
Schedule 2.11	-	Certain Definitions
Schedule 2.12	-	Asset Identification Plan
Schedule 3.3(a)	-	Seller Required Approvals
Schedule 3.3(b)	-	Company Required Approvals
Schedule 3.3(c)	-	Other Consents and Approvals
Schedule 3.6(a)	-	Financial Statements
Schedule 3.6(b)	-	Two-Month Financials
Schedule 3.6(c)	-	Cost Allocation Methods
Schedule 3.6(d)	-	Off-Balance Sheet Transactions
Schedule 3.7	-	Litigation and Claims
Schedule 3.8(a)	-	Benefit Plans
Schedule 3.8(d)	-	Benefit Plans with Post-Employment Benefits
Schedule 3.8(e)	-	Benefit Plans Affected by Transactions
Schedule 3.9	-	Compliance with Laws

(Continued)

Schedule 3.10(a)	-	Intellectual Property
Schedule 3.10(b)	-	Late or Delinquent Intellectual Property Filings
Schedule 3.10(e)	-	Agreements Limiting Transferability of Intellectual Property
Schedule 3.10(f)	-	Intellectual Property and Technology Affected by Transactions
Schedule 3.10(j)	-	Transferred Software
Schedule 3.10(l)	-	Security Breaches
Schedule 3.10(m)	-	Privacy Policies
Schedule 3.12	-	Transferred Contract Matters
Schedule 3.13	-	Absence of Changes
Schedule 3.14(a)	-	Sufficiency of Assets
Schedule 3.14(b)	-	Certain Transferred Assets
Schedule 3.16	-	Absence of Liabilities
Schedule 3.20(a)	-	Customers
Schedule 3.20(b)	-	Customer Termination Notices
Schedule 3.20(c)	-	Customer Acquisition/Renewal Costs
Schedule 3.21(a)	-	Suppliers
Schedule 3.21(b)	-	Supplier Termination Notices
Schedule 3.23	-	Related Party Transactions
Schedule 3.24(a)	-	Regulatory Matters
Schedule 3.24(b)	-	Security Breaches
Schedule 3.24(c)	-	Security Breaches Requiring Notification
Schedule 3.32	-	Loss Run for Certain Insurance Claims
Schedule 4.3	-	Buyer Required Approvals
Schedule 4.7	-	Buyer Litigation and Claims
Schedule 5.2(b)(ii)	-	Interim Period Acquisition or Disposition of Transferred Assets
Schedule 5.3(b)(i)	-	Transition Plan Term Sheet
Schedule 5.3(b)(ii)	-	Steering Committee Designees
Schedule 5.3(b)(iii)	-	Holdco Board of Directors Designees
Schedule 5.3(b)(iv)	-	Seller’s Replacement Designees
Schedule 5.5(a)	-	Applicable Employees
Schedule 5.16	-	Capital Leases
Schedule 7.2	-	Certain Liabilities

MASTER INVESTMENT AGREEMENT, dated March 27, 2009, as amended June 30, 2009, among (i) Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“Seller”), (ii) Fifth Third Financial Corporation, a corporation organized under the laws of the State of Ohio (“FTFC”), (iii) Advent-Kong Blocker Corp., a corporation organized under the laws of the State of Delaware (“Buyer”), (iv) FTPS Holding, LLC (f/k/a Fifth Third Processing Solutions, LLC), a limited liability company formed under the laws of the State of Delaware (“Holdco”), and (v) Fifth Third Processing Solutions, LLC (f/k/a FTPS Opco, LLC), a limited liability company formed under the laws of the State of Delaware (“Opco”) (the “Agreement”).  Holdco and Opco are referred to in this Agreement collectively as the “Companies.”  Other capitalized terms used in this Agreement are defined in Section 1.1 below.

W I T N E S S E T H:

WHEREAS, Seller is, directly and indirectly through its wholly owned subsidiary, Card Management Corporation, an Indiana corporation and wholly-owned subsidiary of Seller (“CMC”), engaged in the Fifth Third Processing Solutions division of Seller and CMC, including (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debt and ATM card processing and driving services, PIN and signature debit transaction authorization, settlement and exception processing), (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) certain payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, and (x) certain data processing services (collectively, the “Processing Business”) (the Processing Business together with the business conducted by FTFC indirectly through the Canadian Sub, and other than (i) underwriting and issuing credit cards branded by Seller and (ii) such services as are provided by Seller to itself and/or its customers and which are either (A) not performed for Seller by the Fifth Third Processing Solutions division of Seller or CMC as of the date of this Agreement and set forth on Schedule A or (B) not reflected as services provided by the Fifth Third Processing Solutions division of Seller in the Historical Financial Statements, is referred to in this Agreement collectively as the “Business”);

WHEREAS, prior to the original execution of this Agreement:

(i) Seller formed Holdco on December 11, 2008, Opco on March 25, 2009 and FTPS Partners, LLC, a limited liability company organized under the laws of the State of Delaware (“FTPS Partners”) on February 24, 2009;

(ii) On February 24, 2009, Seller contributed $9,800,000 of cash to Holdco in exchange for 98% of the limited liability company interests therein and CMC contributed $200,000 of cash to Holdco in exchange for 2% of the limited liability company interests therein, and each of Seller and CMC entered into a limited liability company agreement of Holdco (the “Preclosing Holdco LLC Agreement”);

(iii) On March 3, 2009, Seller contributed $100,000 of cash to FTPS Partners in exchange for 100% of the interests in FTPS Partners;

(iv) Seller, FTPS Partners and CMC entered into a contribution agreement pursuant to which Seller shall contribute 100% of the equity interest in CMC to FTPS Partners, thereafter CMC shall distribute its interest in Holdco to FTPS Partners and thereafter CMC shall be converted into an Indiana limited liability company (“CMC LLC”) (the “CMC Contribution Agreement”);

(v) Seller, FTPS Partners and Holdco entered into a contribution agreement (the “Holdco Contribution Agreement”) pursuant to which:

(A) Seller agreed to contribute all of the equity interests in Opco and cash in an aggregate amount equal to $89,175,000, taking into account all cash previously contributed by Seller and CMC to Holdco (the “Cash Contribution”), to Holdco including (A) $5,000,000, which Holdco will at Closing pay to Buyer as reimbursement for a portion of Buyer’s transaction expenses (the “Transaction Expenses Contribution”), and (B) $75,000,000 to be used for any costs associated with establishing Holdco as a stand-alone entity and any other matters covered by the Transition Plan, including costs related to separate facilities, systems and infrastructure, redundancy costs or costs associated with hiring new personnel, and any cash needs associated with daily working capital and cash settlement requirements (the “Transition Infrastructure Contribution”);

(B) FTPS Partners agreed to contribute 100% of the equity interests in CMC LLC to Holdco; and

(C) After Seller has contributed Opco to Holdco, Holdco agreed to contribute 100% of the equity interests in CMC LLC to Opco, along with all of the cash held by Holdco, other than the Transaction Expenses Contribution, with the Transition Infrastructure Contribution remaining in a segregated separate account to be used solely for any costs associated with establishing the Companies as stand-alone entities and any other matters covered by the Transition Plan until the end of the Transition Period, at which time, Holdco may use any amounts remaining in such account for its general corporate purposes;

(v) Seller contributed $100,000 in cash to Opco in exchange for membership interests therein, entered into the limited liability company agreement of Opco (the “Preclosing Opco LLC Agreement”); and

(vi) Seller entered into a contribution agreement pursuant to which it agreed to contribute Business-related assets to Opco (the “Opco Contribution Agreement,” and together with the Holdco Contribution Agreement and the CMC Contribution Agreement, the “Contribution Agreements”).

WHEREAS, after execution of this Agreement, but at least one day prior to Closing:

(i) Seller shall borrow $1.25 billion under the Notes;

(ii) Seller shall contribute its Business-related assets (which, for the sake of clarity, do not include assets of the Canadian Sub) to Opco and Opco shall assume Seller’s obligations under the Note;

(iii) Seller shall contribute 100% of its interests in Opco (collectively, the “Opco LLC Interests”) and the cash amount described above to Holdco;

(iv) Seller shall contribute 100% of the equity interests in CMC to FTPS Partners, and thereafter CMC shall distribute its interest in Holdco to FTPS Partners and thereafter CMC shall be converted into CMC LLC;

(v) FTPS Partners shall contribute 100% of the equity interests in CMC LLC to Holdco;

(vi) Holdco shall contribute the equity interests in CMC LLC it received from FTPS Partners and the cash it received from Seller (other than the Transaction Expenses Contribution) to Opco;

WHEREAS, as part of and at the Closing, inter alia:

(i) Seller and FTPS Partners shall cause the Preclosing Holdco LLC Agreement to be amended and restated in its entirety in the form of the Holdco LLC Agreement;

(ii) Holdco shall cause the Preclosing Opco LLC Agreement to be amended and restated in its entirety in the form of the Opco LLC Agreement;

(iii) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase from Seller, 50,930,455 Class A Units; and

(iv) FTFC shall sell, transfer and convey to Buyer, and Buyer shall purchase from FTFC, 50,930,455 shares of common stock of TransActive Ecommerce Solutions Inc., a corporation organized under the federal laws of Canada (the “Canadian Sub”);

WHEREAS, Holdco is classified as a partnership for U.S. federal income tax purposes and Opco is properly disregarded as an entity separate from Seller for U.S. federal income tax purposes; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, a 50.93% interest in Holdco, as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1             Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below (including for purposes of the Recitals):

“2008 Net Revenues” means, with respect to a Transferred Contract, (i) the Net Revenue generated by a Customer that is the counterparty to such Transferred Contract during calendar year 2008, or (ii) with respect to any Customer that was a counterparty to such Transferred Contract that was not a Customer for the entirety of the 2008 calendar year, the annualized Net Revenue generated by such Customer during calendar year 2008.

“A Note” has the meaning set forth in the definition of “Notes.”

“A Note Amount” means $950,000,000 or such other amount as Seller determines prior to the consummation of the transactions described in Section 2.1(a).

“Absent Employee” has the meaning set forth in Section 5.5(a).

“Acceptable Adjustments” has the meaning set forth in Section 3.25.

“Acceptable Increases” has the meaning set forth in Section 3.25.

“Adjustment Date” has the meaning set forth in Section 2.11(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (it being understood and agreed that, for purposes of this Agreement, the Companies, CMC LLC and the Canadian Sub shall only be deemed to be Affiliates of Seller and FTFC with respect to the period occurring on or prior to the Closing and with respect to the period occurring thereafter shall be deemed to be Affiliates of Buyer).  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Price Adjustment” has the meaning set forth in Section 2.11(c).

“Agreement” means this Master Investment Agreement, as amended or supplemented from time to time in accordance with its terms.

“Allocated Services and Assets” means those services, occupancy, employees, capital charges and assets used by the Business and covered by the “Allocated Expense” line item in the Audited Financial Statements, other than such services, occupancy, employees, capital charges and assets that were excluded in Schedule 3.6(c).

“Ancillary Agreements” means collectively those agreements, substantially in the form or consistent with the term sheet, as the case may be, attached hereto as Exhibits 1.1(a)(A) — (M), respectively, to be entered into at Closing.

“Applicable Accounting Principles” has the meaning set forth in Section 2.4(a).

“Applicable Contract” has the meaning set forth in Section 2.11(a).

“Applicable Employees” means the employees of the Business as identified by name, job title and job site location on Schedule 5.5(a), which schedule also sets forth the current base salary or annual wages, as applicable, annual cash bonus opportunity plans, as applicable, stock based incentive plans and years of credited service with Seller and its Affiliates for each such Applicable Employee; provided, that Seller shall furnish to Buyer an updated Schedule 5.5(a) not later than five Business Days prior to the Closing Date, which schedule shall indicate any newly hired employee of the Business and any employee of the Business whose employment has terminated following the date hereof.

“Applicable Renegotiation Price Adjustment” has the meaning set forth in Section 2.11(b)(iii).

“Applicable Termination Price Adjustment” has the meaning set forth in Section 2.11(a)(ii).

“Approved Replacement” has the meaning set forth in Section 5.3(b).

“Asset Identification Process” has the meaning set forth in Section 2.12.

“Assumed Liabilities” means (i) all current liabilities of Seller or any of its Affiliates included in the calculation of the Closing Working Capital to the extent of the amounts that are set forth on or reserved for on the face of the Closing Statement, other than any Liabilities for Taxes (except for Taxes for which the Companies are expressly responsible pursuant to Section 5.4), (ii) all Liabilities of the Business under the Transferred Contracts (excluding the Transferred Contracts of the Canadian Sub), other than those relating to or arising from any obligation under any such Transferred Contract by Seller or its Affiliates that arose prior to the Closing (regardless of whether such Liabilities are discovered and/or identified prior to or after the Closing), except to the extent such obligation has been reflected in the Historical Financial Statements or is included in the calculation of Closing Working Capital, (iii) any other Liabilities of the Business set forth on Schedule 1.1(a) and (iv) any other Liabilities of the Business that the Companies have expressly assumed or agreed to assume under this Agreement and the Ancillary Agreements, provided, however, that Assumed Liabilities shall not include any Canadian Liabilities.

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“B Note” has the meaning set forth in the definition of “Notes.”

“B Note Amount” means $1,250,000,000, minus the A Note Amount.

“Base Working Capital Value” means the applicable amount corresponding to the month in which the Closing occurs set forth on Schedule 1.1(b).

“Benefit Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, including individual employment, severance, change of control or similar agreements, maintained, sponsored or contributed to (or for which a contribution obligation exists) by Seller or its Affiliates (including affiliates within the meaning of Code Sections 414(b), (c) and (m)).

“BIN/ICA Sponsorship Agreement” means that certain Clearing, Settlement and Sponsorship Services Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(A).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Cincinnati, Ohio or New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be and are listed on Schedule 4.3.

“Canadian Financial Statements” has the meaning set forth in Section 5.12(d).

“Canadian Liabilities” means Liabilities of the Canadian Sub.

“Canadian Non-Indemnifiable Liabilities” means (i) all Canadian Liabilities consisting of Liabilities under any agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses that are (A) primarily related to the Business as of the Closing or (B) related to any Intellectual Property or Technology primarily used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, other than those relating to or arising from any performance that occurred prior to the Closing, (ii) all Canadian Liabilities arising out of, relating to or otherwise in respect of the Canadian Sub’s business following the Closing, and (iii) all Liabilities for Taxes on the earnings of the Canadian Sub from April 1, 2009 through the Closing (provided such earnings were not distributed out to its shareholders during such period).

“Canadian Sub” has the meaning set forth in the Recitals.

“Canadian Sub Cash Purchase Price” has the meaning set forth in Section 2.3(f).

“Cap” has the meaning set forth in Section 7.2(b).

“Capital Lease” has the meaning set forth in Section 5.16.

“Cash” means the amount of cash and bank deposits as reflected in the bank statements, and certificates of deposit, less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, in each case, calculated in accordance with the Applicable Accounting Principles.

“Cash Contribution” has the meaning set forth in the Recitals.

“Cash Purchase Price” has the meaning set forth in Section 2.3(f).

“Catastrophic Data Breach” means any actual breach of security of, or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by, the Business (other than with respect to any such breaches occurring in systems maintained by customers of the Business or other third parties (other than vendors or contractors engaged or retained by the Business) for which the Business is not at fault) involving data of customers, suppliers, consumers or other similarly situated individuals that affects more than 1 million individuals or individual accounts.

“Chosen Courts” has the meaning set forth in Section 9.11.

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Class A Units” has the meaning set forth in the Holdco LLC Agreement.

“Class B Units” has the meaning set forth in the Holdco LLC Agreement.

“Closing” means the closing of the Sale Transaction.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Closing Working Capital” means the difference between (i) the current assets of the Business that constitute Transferred Assets, minus (ii) the current liabilities of the Business (for the avoidance of doubt, which do not include any liabilities for Taxes) other than the current liabilities of the Canadian Sub, in each case, as of the close of business on the Closing Date and calculated in accordance with the Applicable Accounting Principles, except with respect to vacation accruals, as set forth in Section 2.5(a).

“CMC” has the meaning set forth in the Recitals.

“CMC Business” means, prior to the conversion of CMC into CMC LLC, CMC, and following such conversion, CMC LLC.

“CMC Contribution Agreement” has the meaning set forth in the Recitals.

“CMC LLC” has the meaning set forth in the Recitals.

“CMC LLC Agreement” means the Limited Liability Company of CMC LLC.

“CMC LLC Interests” means the limited liability company interests of CMC LLC.

“COBRA Coverage” means the health continuation coverage required by Section 4980B of the Code and Part 6 of Title I of ERISA and the relevant provisions of the American Recovery and Reinvestment Act of 2009.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” has the meaning set forth in Section 4.8.

“Companies” have the meanings set forth in the Preamble.

“Company Plans” has the meaning set forth in Section 5.5(b).

“Company Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be and are listed on Schedule 3.3(b).

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and a certain Affiliate of Buyer, dated July 17, 2008.

“Consent Payment” has the meaning set forth in Section 2.11(e).

“Consideration” has the meaning set forth in Section 5.4(f).

“Contribution” has the meaning set forth in Section 2.1(b).

“Contribution Agreements” has the meaning set forth in the Recitals.

“Copyrights” has the meaning set forth in the “Intellectual Property” definition.

“CPA Firm” means an internationally recognized “Big Four” firm of independent certified public accountants designated jointly by Seller and Buyer.

“Customer” means a Person who is a customer of the Business.

“Deductible” has the meaning set forth in Section 7.2(b).

“Direct Claim” has the meaning set forth in Section 7.6.

“Disclosing Party” has the meaning set forth in Section 5.10.

“EFT Business” has the meaning set forth in Section 3.6.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, lease, license, right of first refusal, proxy, voting trust, transfer restriction or other restriction of any kind.

“Environmental Claim” has the meaning set forth in Section 3.19(b).

“Environmental Laws” has the meaning set forth in Section 3.19(a).

“Equipment Assets” means any infrastructure asset (including all forms of hardware, information technology systems, mainframes, servers, PCs, computer systems, networking and telecommunications equipment, routers, switches, storage devices (SAN, NAS), tape and back-up devices, printers and other peripherals, mail-related equipment, power supplies, cabling, firewalls, security hardware and the like), other than any Intellectual Property.

“Equity Commitments” has the meaning set forth in Section 4.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” means (i) all furniture, furnishings, equipment, computers, tools and other tangible personal property listed on Schedule 1.1(c), (ii) all trade accounts and notes receivable and other miscellaneous receivables of the Business listed on Schedule 1.1(c), (iii) all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses listed on Schedule 1.1(c), (iv) Seller’s and its Affiliates’ rights under this Agreement, the Ancillary Agreements and those agreements governing Seller Leased Property, (v) all Intellectual Property listed on Schedule 1.1(c), (vi) (A) all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) other than the Transferred Books and Records and (B)  Seller’s corporate organizational records and documents, (vii) all of Seller’s and its Affiliates’ rights under insurance policies, (viii) all rights in connection with and assets of Benefit Plans, (ix) all assets specifically excluded from the definition of Transferred Assets by virtue of the explicit limitations contained therein and (x) any other items listed on Schedule 1.1(c); it being understood that any assets identified through the Asset Identification Process as not being those that remain Excluded Assets shall, at the time of transfer pursuant to this Agreement or the Transition Plan, cease to be Excluded Assets and shall thereafter become Transferred Assets under this Agreement for all purposes.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Services” means the services and corporate allocations set forth on Schedule 1.1(d).

“Financial/EFT Contracts” means those Transferred Contracts with Customers of the EFT Business that require the consent of such Customers to transfer such contract to the Companies in connection with the Transactions and that are set forth on Schedule 3.3(c).

“Financial/EFT Percentage” has the meaning set forth in Schedule 2.11.

“FTFC” has the meaning set forth in the Preamble.

“FTFC’s Knowledge” or any similar phrase means the actual knowledge of any of persons set forth on Schedule 1.1(e), after due inquiry of the employees primarily responsible for the subject matter in question.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any Antitrust Law.

“Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction, including any Government Antitrust Entity.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Transferred Assets or the Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Historical Financial Statements” has the meaning set forth in Section 3.6.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Cash Purchase Price” has the meaning set forth in Section 2.3(d).

“Holdco Contribution” has the meaning set forth in Section 2.1(a)(C).

“Holdco Contribution Agreement” has the meaning set forth in the Recitals.

“Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco substantially consistent with the term sheet attached hereto as Exhibit 1.1(a)(B).

“Holdco LLC Interests” means, collectively, the Class A Units, the Class B Units and, upon issuance pursuant to the Warrant, the Class C Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Amount” has the meaning set forth in Section 7.9.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, all applications and registrations for the foregoing, including all renewals and extensions of same, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (ii) patents and the issuances, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, provisionals, renewal applications, and renewals, extensions, reexaminations and reissues and any patents issuing on any of the foregoing (collectively, “Patents”), (iii) trade secrets, know how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation (collectively, “Trade Secrets”), (iv) works of authorship in any media and the copyrights therein and thereto (including Software and other compilations of information), the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (v) all intellectual property rights arising from or in respect of Technology, and (vi) all income, royalties, proceeds and rights to damages and other payments now or hereafter due or payable or able to be asserted under and with respect to any of the foregoing, including all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

“IP/Software License Agreement” means the IP/Software License Agreement substantially in the form attached hereto as Exhibit 1.1(a)(C).

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Legal Proceeding” means any judicial, administrative or arbitral actions (whether civil, criminal, administrative or otherwise), suits, demands, mediations, arbitrations, hearings, investigations, inquiries, investigations, proceedings or claims (including counterclaims) by or before a Government Entity.

“Liabilities” means any and all debts, guarantees, claims, damages, costs, expenses, the obligation to make a payment based on future earnings in connection with an acquisition, fines, penalties, liabilities, commitments and obligations of any kind, whether direct or indirect, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“LLC Agreements” means the Holdco LLC Agreement and the Opco LLC Agreement, collectively.

“Losses” has the meaning set forth in Section 7.2(a).

“Master Lease Agreement” means the lease agreement between Opco and Seller pursuant to which Opco shall lease real property from Seller, substantially in the form attached hereto as Exhibit 1.1(a)(E).

“Master Services Agreement” means the agreement (including all addenda and schedules thereto) between Seller, as customer, and Opco, as service provider, substantially in the form attached hereto as Exhibit 1.1(a)(D).

“Master Sublease Agreement” means the sublease agreement between Opco and Seller pursuant to which Opco shall sublease real property from Seller, substantially in the form attached hereto as Exhibit 1.1(a)(F).

“Material Adverse Effect” means (a) any effect that is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, (b) the execution of any definitive agreement to consummate, or the consummation of, any change of control of Seller, any of its parent corporations or any of its depository institution Affiliates or any significant discussions or negotiations relating thereto except to the extent that the successor party thereto agrees in writing to assume all of the obligations of Seller or Seller’s Affiliate that is party to such transaction or such obligations are assumed as a matter of law, (c)(i) the execution of any definitive agreement to consummate, or the consummation of, any one or more transactions that results in any Government Entity owning, directly or indirectly, in the aggregate more than 20% of the Seller, any of its parent corporations or any of its depository institution Affiliates, and (ii) a change in (A) two of the Seller’s four designees to Holdco’s Board of Directors or (B) two of the Seller’s three designees to the Steering Committee that, in each case of (A) and (B), unless (I) such change is due to the death or disability of such designee, (II) such change is due to a voluntary resignation that occurs more than 9 months from the event described in clause (c)(i), or (III) any of the two Approved Replacements is designated to the Holdco’s Board of Directors or the Steering Committee, as applicable, (d) the occurrence of a Catastrophic Data Breach or the discovery thereof, (e) any commencement of bankruptcy, insolvency or receivership proceedings (whether voluntary or involuntary) of Seller, any of its parent corporations or any of its depository institution Affiliates or (f) any effect that is, or is reasonably likely to be, materially adverse to Seller’s ability to provide in the aggregate the services contemplated by the Ancillary Agreements; provided, that none of the following (or the effects or results thereof) shall be included in determining whether there shall have occurred a Material Adverse Effect: (i) any change in Law or accounting standards or interpretations thereof applicable to the Business or the Companies that does not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate; (ii) general changes in economic, business or political conditions that do not materially and disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate; (iii) general changes in the securities, credit or financial markets or in the banking industry that do not disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate; (iv) general changes in the electronic funds transfer, debit, credit and/or merchant transaction processing, ATM network operations and/or other data processing industries that do not disproportionately adversely affect the business, assets, financial condition or results of operations of the Business or the Companies, taken as a whole, compared to businesses or entities operating in the same industry in which the Business or the Companies operate; (v) the taking of any action required or permitted by this Agreement or consented to or requested, in each case, in writing, by Buyer; (vi) any acts of war, terrorism, insurrection or civil disobedience; (vii) any items disclosed as of the date hereof on any of Seller’s Disclosure Schedules to this Agreement, but only to the extent such effect is reasonably apparent from the reading of the specific disclosure set forth therein, and (viii) any adverse effect to the business, assets, financial condition or results of operations of the Business or the Companies as a result of the execution of this Agreement or the announcement of the Transactions contemplated hereby.  For the sake of clarity, the foregoing proviso is not applicable to clauses (b) and (c) of this definition.

“Merchant Contracts” means those Transferred Contracts with Customers of the Merchant Processing Business that require the consent of such Customers to transfer such contract to the Companies in connection with the Transactions and that are set forth on Schedule 3.3(c).

“Merchant Percentage” has the meaning set forth in Schedule 2.11.

“Merchant Processing Business” has the meaning set forth in Section 3.6.

“Necessary Employee” has the meaning set forth in Section 5.5(a).

“Net Revenue” means, on an aggregate basis, net revenue (net of interchange) determined in accordance with GAAP consistently applied and consistent with Seller’s past practices and as reported in the Historical Financial Statements, and:

(i) with respect to Transferred Contracts with Customers of the EFT Business, revenues based on billing data from the FTPS (XAA) billing systems and includes the revenues defined on customer service invoices as FTPS generated “Processing” fees but excludes fees billed to customers through such billing system related to pass-through fees and PIN interchange, mark-ups on pass-through fees, revenues and reductions to revenues based on manual entries to the ledger, and the amortization of signing bonuses provided to customers as part of any conversion or renewal;

(ii) with respect to Transferred Contracts with Customers of the Merchant Business, revenues based on billing data from the FTPS (XAA) billing system and the bankcard settlement system and includes FTPS generated processing fees for signature, PIN and other products and services provided but excludes interchange and other network pass-through related fees and revenues not billed to specific customers through such billing systems, such as draft retrieval, association rebates, signing bonus amortization and other extraordinary items and excludes third party processing costs, debit network expense, gift card and plastics expense, equipment and supplies, marketing rebates, telecommunications and postage; and

(iii) with respect to Transferred Contracts with Customers of the CMC Business, the sum of (A) revenues based on billing data from the CMC Business billing system and includes CMC fees for services provided to support credit, debit, pre-paid, and private label card programs per the Services Agreements with the CMC Business’s clients and (B) administrative service fee revenue paid to the CMC Business by First Data Resources for client aggregation/administration (based on a percentage of aggregated processing volume) but, in either case, shall exclude pass-through related processing fees.

“Network Rules” has the meaning set forth in Section 3.24(a).

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are either (i) (a) held by Seller or its Affiliates and (b) related to the Transferred Assets, or (ii) related to the business of the Canadian Sub.

“Notes” means, collectively, (i) a Secured Term Loan Agreement (including all exhibits, annexes and schedules thereto) substantially in the form attached as Exhibit 1.1(a)(G) with an original aggregate outstanding principal amount payable thereunder by Opco following the Opco Contribution equal to the A Note Amount (the “A Note”), and (ii) a Secured Term Loan Agreement (including all exhibits, annexes and schedules thereto) substantially in the form attached as Exhibit 1.1(a)(G) with an original aggregate outstanding principal amount payable thereunder by Opco following the Opco Contribution equal to the B Note Amount (the “B Note”).

“Notes Amount” means $1,250,000,000.

“Notice Period” has the meaning set forth in Section 7.5(a).

“Opco 401(k) Plan” has the meaning set forth in Section 5.5(e).

“Opco Contribution” has the meaning set forth in Section 2.1(a)(B).

“Opco Contribution Agreement” has the meaning set forth in the Recitals.

“Opco” has the meaning set forth in the Preamble.

“Opco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Opco that will be agreed between Buyer and Seller prior to the Closing and will be substantially consistent with the Holdco LLC Agreement, except that Holdco shall be the only Member.

“Opco LLC Interests” means has the meaning set forth in the Recitals.

“Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.

“Ordinary Course” means the ordinary and usual conduct of normal day-to-day operations of the Business and/or use of the Transferred Assets consistent with, and in accordance with, Seller’s, the Canadian Sub’s or the CMC Business’s, as applicable, historical customs, practices and procedures.

“Party” means any of Buyer, Seller, FTFC and the Companies, and “Parties” means, collectively, each of Buyer, Seller, FTFC and the Companies.

“Patents” has the meaning set forth in the “Intellectual Property” definition.

“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Historical Financial Statements, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on the Business, (iii) liens for current Taxes, assessments and other governmental charges that are (a) not yet due and payable, (b) due but not delinquent or (c) being contested in good faith by appropriate Legal Proceedings, and that in each case have been sufficiently reflected or reserved against on the face of the balance sheets contained in the Historical Financial Statements or related to a period after such Historical Financial Statements; in each case, in an amount that would not be material, (iv) Encumbrances incurred in the Ordinary Course since the date of the Historical Financial Statements and that are not material in amount or effect on the Business, (v) Encumbrances that would not materially impair the conduct of the Business, or the use or value of the relevant Transferred Assets or any assets of the Canadian Sub that are material to the Business and (vi) Encumbrances under the Notes.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“Preclosing Holdco LLC Agreement” means Holdco’s initial limited liability company agreement effective as of the date hereof, a true and correct copy of which has been provided to Buyer on or before the date hereof.

“Preclosing LLC Agreements” means the Preclosing Holdco LLC Agreement and the Preclosing Opco LLC Agreement, collectively.

“Preclosing Opco LLC Agreement” means Opco’s initial limited liability company agreement effective as of the date hereof, a true and correct copy of which has been provided to Buyer on or before the date hereof.

“Processing Business” has the meaning set forth in the Recitals.

“Purchase Consideration” means the Cash Purchase Price.

“Receiving Party” has the meaning set forth in Section 5.10.

“Reference Date” has the meaning set forth in Section 2.11(b).

“Reference Statement” has the meaning set forth in Section 2.4(a).

“Reference Working Capital” means the difference, as set forth on the Reference Statement, between (i) the estimated current assets of the Business that constitute Transferred Assets, minus (ii) the estimated current liabilities of the Business other than the current liabilities of the Canadian Sub, in each case, as of the close of business on the Closing Date and calculated in accordance with the Applicable Accounting Principles provided that such Reference Statement shall not include any vacation accrual.

“Reference Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Referral Agreement” means the agreement between Seller and Opco substantially in the form attached hereto as Exhibit 1.1(a)(H).

“Registration Rights Agreement” means the Registration Rights Agreement substantially consistent with the term sheet attached hereto as Exhibit 1.1(a)(I).

“Related Persons” has the meaning set forth in Section 3.23.

“Sale Transaction” has the meaning set forth in Section 2.3(c).

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 5.5(e).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Seller Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, licensed or otherwise provided by Seller and/or any of its Affiliates to Opco pursuant to this Agreement or any Ancillary Agreement.

“Seller Licensed Intellectual Property” means the Intellectual Property and Technology to be licensed to Opco by Seller or any of its Affiliates pursuant to the IP/Software License Agreement.

“Seller Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings that are required to be and are listed on Schedule 3.3(a).

“Seller Services” means those rights, assets and services to be provided by Seller or its Affiliates to the Companies from and after the Closing pursuant to this Agreement or any Ancillary Agreement.

“Seller’s Knowledge” or any similar phrase means the actual knowledge of any of persons set forth on Schedule 1.1(e), after due inquiry of the employees primarily responsible for the subject matter in question.

“Seller’s Objection” has the meaning set forth in Section 2.5(b).

“Skipjack Business” means that portion of the Business related to electronic credit card authorization, electronic settlement, reporting and support services to merchant customers and originally purchased as part of an asset acquisition from Skipjack Financial Services, Inc. consummated as of April 1, 2009.

“Steering Committee” has the meaning set forth on Schedule 5.3(b)(ii).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Sub Contribution” has the meaning set forth in Section 2.1(a)(E).

“Sub-Basket” means an aggregate amount equal to the sum of (i) 2.5% of the Purchase Consideration and (ii) 2.5% of the Notes Amount.

“Tax Returns” means any report, return, declaration, estimate, claim for refund or information return or statement relating to, or required to be filed with respect to Taxes, including any schedule, form, attachment or amendment.

“Taxes” means any federal, state, local, territorial, provincial or foreign taxes of any kind whatsoever, including income, net income, gross receipts, windfall profits, value added, severance, real property, personal property, production, single business, unincorporated business, sales, use, stamp, duty, license, excise, franchise, payroll, employment, unemployment, occupation, premium, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), disability, workers compensation, ad valorem, replacement, transfer, registration, alternative or add-on minimum, estimated taxes, fees and charges together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed and whether imposed by Law, contract or otherwise.

“Technology” means, collectively, all Software, formulae, algorithms, work product of research and development, technical data, technical or business specifications,

business processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), works of authorship and other similar materials, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.

“Trademark License Agreement” means that certain trademark license agreement, executed by Seller in favor of Opco as of the Closing Date, substantially in the form attached hereto as Exhibit 1.1(a)(J).

“Trademarks” has the meaning set forth in the “Intellectual Property” definition.

“Transaction Expense Contribution” has the meaning set forth in the Recitals.

“Transactions” means all of the transactions contemplated by this Agreement and any of the Closing documents to occur before, at or following the Closing.

“Transfer Date” has the meaning set forth in Section 5.5(a).

“Transfer Taxes” has the meaning set forth in Section 5.4(d).

“Transferred Assets” has the meaning set forth in Section 2.1(a)(E).

“Transferred Books and Records” means copies of all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) primarily related to, or maintained primarily in connection with, the Transferred Assets and/or the operation of the Business, including those relating to products, services, marketing, advertising, promotional materials, Transferred Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (ii) any Law prohibits their transfer.

“Transferred Canadian Sub Stock” has the meaning set forth in Section 2.3(c).

“Transferred Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement, the Ancillary Agreements, and those governing Seller Leased Property) that are (i) primarily related to the Business as of the Closing, or to which any of the Transferred Assets are subject or (ii) related to any Intellectual Property or Technology primarily used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, in each case, whether written or oral, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article

II hereof and unless otherwise indicated, “Transferred Contracts” shall include all such equivalent agreements or contracts of the Canadian Sub.

“Transferred Copyrights” means all Copyrights primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Copyrights listed on Schedule 1.1(f), except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Copyrights” shall include all such equivalent Copyrights of the Canadian Sub.

“Transferred Employee” has the meaning set forth in Section 5.5(a).

“Transferred Equipment” means all equipment, including Equipment Assets, and other tangible personal property primarily related to, or primarily used, held for use or acquired or developed for use in connection with, the Business.

“Transferred Intellectual Property” means all Intellectual Property owned by Seller or its Affiliates that is primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Transferred Copyrights, Transferred Patents, Transferred Trade Secrets and Transferred Trademarks, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Intellectual Property” shall include all such equivalent Intellectual Property of the Canadian Sub.

“Transferred Interests” has the meaning set forth in Section 2.3(c).

“Transferred Inventory” means all inventory and other tangible personal property primarily related to, or primarily used, held for use or acquired or developed for use in connection with, the Business.

“Transferred Patents” means all Patents primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Patents set forth on Schedule 1.1(g), except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Patents” shall include all such equivalent Patents of the Canadian Sub.

“Transferred Receivables” means all accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing arising out of the sale or other disposition of goods or services of the Business, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets.

“Transferred Software” means all Software primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Software listed on Schedule 1.1(h), except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Software” shall include all such equivalent Software of the Canadian Sub.

“Transferred Technology” means all Technology primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Technology” shall include all such equivalent Technology of the Canadian Sub.

“Transferred Trade Secrets” means all Trade Secrets primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Trade Secrets” shall include all such equivalent Trade Secrets of the Canadian Sub.

“Transferred Trademarks” means all Trademarks primarily related to or primarily used, held for use or acquired or developed for use in connection with the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, including the Trademarks set forth on Schedule 1.1(i), together with the goodwill of the Business appurtenant thereto and/or symbolized thereby, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets. For the sake of clarity, other than for purposes of Article II hereof and unless otherwise indicated, “Transferred Trademarks” shall include all such equivalent Trademarks of the Canadian Sub.

“Transition Infrastructure Contribution” has the meaning set forth in the Recitals.

“Transition Plan” has the meaning set forth in Section 5.3(b).

“Transition Plan Term Sheet” has the meaning set forth in Section 5.3(b).

“Transition Plan Start Date” means the first business day following the date on which the Transition Plan is completed.

“Transition Service Agreement” means the Transition Service Agreement substantially in the form attached hereto as Exhibit 1.1(a)(K), provided that the cumulative changes, if any, to the Transition Service Agreement (including each of the exhibits and schedules, including Exhibit A, thereto) in the form attached to this Agreement as of the date hereof shall not result in an increase in payments to be made by Opco under the execution version of the Transition Service Agreement exceeding $1,000,000 in the aggregate, excluding all pass-through costs.

“Unaudited Canadian Financial Statements” has the meaning set forth in Section 3.6.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6.

“Unaudited US Financial Statements” has the meaning set forth in Section 3.6.

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Warrant” means the warrant in a form consistent with the term sheet attached hereto as Exhibits 1.1(a)(L).

“Welfare Benefits” has the meaning set forth in Section 5.5(c).

“Working Capital True-Up Amount” has the meaning set forth in Section 2.5(e).

Section 1.2                                      Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3                                      Other Definitional and Interpretational Provisions.  Unless the express context otherwise requires (other than with respect to clause (g) below):

(a)          the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)         the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)          the terms “Dollars” and “$” mean United States Dollars;

(d)         references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(e)          wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            references herein to any gender includes each other gender;

(g)         it is the intention of the Parties that the Agreement not be construed more strictly with regard to one Party than with regard to any other Party; and

(h)         references herein to “the date hereof” and “the date of this Agreement” shall be deemed to refer to March 27, 2009 with respect to the Business other than the Canadian Sub and shall be deemed to refer to April 1, 2009 with respect to the Canadian Sub.

ARTICLE II

RECAPITALIZATION AND PURCHASE AND SALE OF LLC INTERESTS

Section 2.1                                      Amendment and Recapitalization.  (a)  On the terms and subject to the conditions set forth herein and in the Preclosing LLC Agreements and the Contribution Agreements, as applicable, at least one day prior to the Closing:

(A) Seller shall borrow $1.25 billion under the Notes;

(B) Seller shall contribute, transfer and convey to Opco all of Seller’s right, title and interest, as of the time of such contribution, in and to the Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances, and Opco shall assume Seller’s obligations under the Notes (collectively, the “Opco Contribution”);

(C) Seller shall contribute, transfer and convey 100% of the equity interest in CMC to FTPS Partners, and thereafter, CMC shall distribute its interest in Holdco to FTPS Partners and thereafter CMC shall be converted into CMC LLC;

(D)(i) Seller shall contribute, transfer and convey to Holdco all of Seller’s right, title and interest, as of the time of such contribution, in and to the Opco LLC Interests and the Cash Contribution, in each case, free and clear of all Encumbrances (in the case of the Cash Contribution, other than Permitted Encumbrances), and (ii) FTPS Partners shall contribute, transfer and convey 100% of the equity interest in CMC LLC to Holdco free and clear of all Encumbrances, other than Permitted Encumbrances (clauses (i) and (ii) collectively, the “Holdco Contribution”); and

(E) Holdco shall contribute, transfer and convey to Opco the equity interests in CMC LLC it received from FTPS Partners and the cash it received from Seller and CMC (other than the Transaction Expenses Contribution), in each case, free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Sub Contribution,” and together with the Opco Contribution and the Holdco Contribution, the “Contribution”).  “Transferred Assets” shall mean all of the assets, rights, properties, claims, contracts, business and goodwill of Seller required for, primarily related to, or primarily used, held for use or acquired or developed for use in, the Business as currently conducted, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets (it being understood that Transferred Assets does not include any assets, rights, properties, claims, contracts, business or goodwill of the Canadian Sub):

(i)                                                             all Cash and Transferred Receivables;

(ii)                                                          Transferred Contracts;

(iii)                                                       Transferred Intellectual Property;

(iv)                                                      Transferred Technology;

(v)                                                         Transferred Equipment;

(vi)                                                      Transferred Inventory;

(vii)                                                   Transferred Books and Records;

(viii)                                                with respect to the Holdco Contribution, 100% of Opco LLC Interests (for the sake of clarity, all of Opco’s assets shall be deemed to be Transferred Assets under this Agreement);

(ix)                                                        all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller or any of its Affiliates to the extent related to the Transferred Assets (unless such cause of action, lawsuit, judgment, claim or demand is a counterclaim with respect to an Excluded Liability), the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset (unless such cause of action, lawsuit, judgment, claim or demand is a counterclaim with respect to an Excluded Liability), whether arising by way of counterclaim or otherwise;

(x)                                                           all credits, prepaid charges and expenses, deferred charges, advance payments, security and other deposits, prepaid items and duties to the extent related to a Transferred Asset;

(xi)                                                        all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Transferred Asset (unless the liability that is the subject of such guarantee, warranty, indemnity or similar right is an Excluded Liability) or Assumed Liability, including guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or any of its Affiliates;

(xii)                                                     to the extent assignable, all Governmental Authorizations, and all Non-Governmental Authorizations used by Seller in the Business and all rights, and incidents of interest therein;

(xiii)                                                  to the extent assignable, all rights of Seller under non-disclosure or confidentiality, non-compete or non-solicitation agreements with current and former employees, consultants and agents of Seller or with third parties, in each case, to the extent relating to the Business or the Transferred Assets (or any portion thereof) other than any such agreements relating to the sale of the Business;

(xiv)                                                 all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business (excluding the Canadian Sub) or the Transferred Assets and not related to an Excluded Liability; and

(xv)                                                    all goodwill and other intangible assets associated with the Business (excluding the Canadian Sub) or the Transferred Assets, including the goodwill associated with the Transferred Intellectual Property (other than the Transferred Intellectual Property of the Canadian Sub).

(b)         Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Companies, and Seller and its Affiliates shall retain all right, title and interest to, in and under the Excluded Assets.

(c)          Any assets of the Seller transferred subsequent to the Closing pursuant to the Asset Identification Process shall be considered Transferred Assets as of March 27, 2009 and the Closing Date for purposes of the representations and warranties of the Seller set forth herein.

Section 2.2                                      Assumption of Liabilities; Excluded Liabilities.  (a)  On the terms and subject to the conditions set forth herein, at the time of the Contribution, Opco shall assume, effective as of the Closing, the Assumed Liabilities.  For the avoidance of doubt, Canadian Liabilities shall remain Liabilities of the Canadian Sub.

(b)         Neither of the Companies will assume or be liable for any Liabilities of Seller or any of its Affiliates that are not Assumed Liabilities (“Excluded Liabilities”).  For the avoidance of doubt, Excluded Liabilities shall include, except to the extent included in Assumed Liabilities or Canadian Liabilities, the following Liabilities:

(i)                                                             all Liabilities of Seller or its Affiliates arising out of, relating to or otherwise in respect of the Business on or before the Closing (whether or not discovered before, on or after the Closing);

(ii)                                                          all Liabilities of Seller in respect of any services performed by, or on behalf of, Seller on or before the Closing;

(iii)                                                       except to the extent specifically provided in Section 5.5, all Liabilities of Seller arising out of, relating to or with respect to the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual (including any Applicable Employee) on or before the Closing Date (including relating to Transferred Employees on or before the Transfer Date, irrespective of whether such claims are made prior to or after the Closing Date), (B) workers’ compensation claims against Seller or any of its Subsidiaries that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (C) any Benefit Plan, (D) any bonuses or incentive compensation (payable in either in cash or equity) owed or owing to employees (including any Applicable Employees) by Seller or any of its Affiliates on or before the Closing Date; provided, however, it being understood by Buyer and Seller that any such liability incurred on or after the Closing Date but prior to the applicable Transfer Date, with respect to an Applicable Employee, shall be reimbursed by Opco to Seller to the extent provided in the Transition Service Agreement;

(iv)                                                      (A) all Liabilities of Seller arising out of, under or in connection with contracts of the Seller or its Affiliates that are not Transferred Contracts and, (B) with respect to Transferred Contracts, all Liabilities in respect of (1) performance by, or on behalf of, Seller under such Transferred Contracts with respect to any period prior to the Closing or (2) a breach by, or default of, Seller accruing under such contracts with respect to any period prior to the Closing;

(v)                                                         all Liabilities of Seller arising out of, under, or in connection with, any indebtedness of Seller (other than capital leases primarily related to the Business);

(vi)                                                      all Liabilities of Seller for Taxes (except for Taxes for which the Companies are expressly responsible pursuant to Section 5.4);

(vii)                                                   all Liabilities of Seller in respect of any pending or threatened Legal Proceeding (including, for the sake of clarity, all Liabilities arising from the matters set forth on Schedule 3.7, including any indemnification, contribution or other Liabilities in respect of, arising from, or otherwise relating to, such Legal Proceedings or the facts and circumstances pursuant to which such Legal Proceedings relate), or any claim, in each case arising out of, relating to or otherwise in respect of (A) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (B) any Excluded Assets;

(viii)                                                all Liabilities arising out of, relating to, or otherwise in respect of, any actual breach of security of, or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by, the Business (other than such breaches occurring in systems maintained by customers of the Business for which the Business is not at fault) involving data of customers, suppliers, consumers or other similarly situated individuals, in any case, occurring before the Closing; and

(ix)                                                        all Liabilities of Seller (whether under Network Rules or otherwise) arising out of, relating to, or otherwise in respect of, any customers of the Business that have commenced any bankruptcy, insolvency or receivership proceedings (whether voluntary or involuntary) before the Closing.

For the avoidance of doubt, any Liabilities of the Business to the extent attributable to the operation or the ownership of the Transferred Assets or the Business, including the business of the Canadian Sub, from and after the Closing or the employment of the Transferred Employees after their respective Transfer Dates shall not constitute Excluded Liabilities.

Section 2.3                                      Purchase and Sale of LLC Interests and the Canadian Sub.  On the terms and subject to the conditions set forth herein, at the Closing:

(a)          Seller and FTPS Partners shall cause the Preclosing Holdco LLC Agreement to be amended and restated in its entirety in the form of the Holdco LLC Agreement;

(b)         Holdco shall cause the Preclosing Opco LLC Agreement to be amended and restated in its entirety in the form of the Opco LLC Agreement;

(c)          (i) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase from Seller, 50,930,455 Class A Units (the “Transferred Interests”), free and clear of all Encumbrances, except as set forth in the Holdco LLC Agreement and (ii) FTFC shall sell, transfer and convey to Buyer, and Buyer shall purchase from FTFC, 50,930,455 shares of common stock of the Canadian Sub (the “Transferred Canadian Sub Stock”) (clauses (i) and (ii) collectively, the “Sale Transaction”);

(d)         In consideration of the sale of the Transferred Interests, at the Closing (by wire transfer of immediately available funds to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date), Buyer shall pay to Seller an amount in cash equal to $559,318,251.81 (the “Holdco Cash Purchase Price”), and Holdco shall issue the Warrant to Seller;

(e)          Upon the payment by Buyer to Seller of the Holdco Cash Purchase Price, Holdco shall duly reflect in its books and records the admittance of Buyer as a member of Holdco and the transfer of the Transferred Interests from Seller to Buyer; and

(f)            In consideration of the sale of the Transferred Canadian Sub Stock, at the Closing (by wire transfer of immediately available funds to an account or accounts which have been designated by FTFC at least two Business Days prior to the Closing Date), Buyer shall pay to FTFC an amount in cash equal to $916,748.19 (the “Canadian Sub Cash Purchase Price,” and together with the Holdco Cash Purchase Price, the “Cash Purchase Price”).

Section 2.4                                      Pre-Closing Adjustments.  (a)  Seller shall prepare, or cause to be prepared, and deliver to Buyer on or before the date that is three days before the anticipated Closing Date a statement (the “Reference Statement”) consisting of (A) an estimated consolidated balance sheet of the Business (other than the Canadian Sub) as of the close of business on the Closing Date, (B) a good faith estimation in reasonable detail of the Reference Working Capital (C) a good faith calculation of the amounts of any contribution or payments required under Section 2.4(b) and all other amounts specifically identified in this Agreement as being reflected on the face of the Reference Closing Statement.  The Reference Statement shall be prepared in accordance with GAAP applied on a basis consistent with the accounting principles, methods, practices, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used to prepare the Historical Financial Statements, except as set forth in Exhibit 2.4(a) attached hereto and except for the exclusion of the Canadian Sub (with such exceptions, the “Applicable Accounting Principles”).  For illustrative purposes, Exhibit 2.4(a) contains a pro forma calculation of the Reference Working Capital as of June 30, 2008 applying the Applicable Accounting Principles.

(b)         The difference between (i) the Base Working Capital Value, minus (ii) the Reference Working Capital, expressed as a positive, if positive, or as a negative, if negative, is referred to in this Agreement as the “Reference Working Capital Adjustment Amount.”  In the event that the Reference Working Capital Adjustment Amount is a negative number, then Opco shall pay to the Seller Cash on or before the Closing Date (by wire transfer of immediately available funds) an amount in cash equal to the absolute value of the Reference Working Capital Adjustment Amount.  In the event that the Reference Working Capital Adjustment Amount is a positive number, then Seller shall pay to Opco Cash on or before the Closing Date (by wire transfer of immediately available funds) an amount in cash equal to the value of the Reference Working Capital Adjustment Amount.

Section 2.5                                      Post-Closing True-Up. (a)  As soon as practicable, but in no event more than 60 days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of the Business (other than the Canadian Sub) as of the close of business on the Closing Date, (ii) a good faith calculation in reasonable detail of the Closing Working Capital derived from such balance sheet and (iii) a good faith calculation of the amount of any payment required under Section 2.5(e), 2.5(f) and all other amounts specifically identified in this Agreement as being reflected on the face of the Reference Closing Statement; provided that such Closing Statement shall not include any vacation accrual.  The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles, except that it shall not include any vacation accrual.

(b)         Seller shall complete its review of the Closing Statement within 30 days after delivery thereof by Buyer.  In the event that Seller determines that the Closing Statement has not been prepared on the basis set forth in Section 2.5(a), Seller shall, on or before the last day of such 30-day period, so inform Buyer in writing (the “Seller’s Objection”), setting forth a specific description of the basis of Seller’s determination and the adjustments to the Closing Statement and the corresponding adjustments to the Closing Working Capital that Seller believes should be made.  If no Seller’s Objection is received by Buyer on or before the last day of such 30-day period, then the Closing Working Capital set forth on the Closing Statement delivered by Seller shall be final.  Buyer shall have 30 days from its receipt of Seller’s Objection to review and respond to Seller’s Objection.

(c)          If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Seller’s Objection within 30 days following the completion of Buyer’s review of Seller’s Objection, they shall refer any remaining disagreements with respect to matters set forth in Seller’s Objection to the CPA Firm which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with Section 2.5(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statement and the Closing Working Capital require adjustment.  Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying Seller’s Objection are referred to the CPA Firm.  In making such determination, the CPA Firm shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller.  The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates.  The fees and disbursements of the CPA Firm shall be borne by Seller if the CPA Firm rules against a majority (by dollar value) of the items set forth in Seller’s Objection that are submitted to the CPA Firm and by Buyer if the CPA Firm rules in favor of a majority (by dollar value) of the items set forth in Seller’s Objection that are submitted to the CPA Firm.  Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of their respective accountants, to the extent permitted by such accountants) relating to the Closing Statement and Seller’s Objection and all other items reasonably requested by the CPA Firm in connection therewith, and may submit such additional data and information to the CPA Firm as each deems appropriate.

(d)         Buyer and the Companies shall provide to Seller and its accountants full access to the books and records of the Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Seller to review the Closing Statement and prepare materials for the CPA Firm in connection with Section 2.5(c).

(e)          An amount equal to (A) the Reference Closing Working Capital, minus (B) the Closing Working Capital (as adjusted pursuant to this Section 2.5, if applicable), expressed as a positive, if positive, or as a negative, if negative, is referred to in this Agreement as the “Working Capital True-Up Amount.”  Subject to Section 2.5(f), if the Working Capital True-Up Amount is a negative number, then Opco shall pay to Seller (by wire transfer of immediately available funds) an amount in cash equal to the absolute value of the Working Capital True-Up Amount, and if the Working Capital True-Up Amount is a positive number, then Seller shall pay to Opco (by wire transfer of immediately available funds) an amount in cash equal to the value of the Working Capital True-Up Amount.

(f)            If the amount that would otherwise constitute a Reference Working Capital Adjustment Amount or a Working Capital True-Up Amount is equal to or less than $250,000, no payment shall be made, except that any such amounts in respect of any accrued interest under the Notes as of the Closing shall be payable regardless of the limitation set forth in this Section 2.5(f).

(g)         Within a reasonable time following each Transfer Date, Seller shall provide Opco with a cash payment equal to the aggregate vacation accrual of the Transferred Employees who become employees of Opco as of such Transfer Date; it being understood that if as of the last to occur of such Transfer Dates, the aggregate cash payment in respect of such vacation accruals would not have been payable as a result of Section 2.5(f) if it had been included in the Working Capital True-Up Amount, such payment shall not be made.

Section 2.6                                      Closing.  Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Seller on June 30, 2009 immediately following the execution hereof but subject to the fulfillment or waiver of the conditions set forth in Section 6.1,

Section 6.2 and Section 6.3 and shall be deemed effective as of the close of business (Eastern time) on June 30, 2009.

Section 2.7                                      Deliveries by Buyer.  (a)  At the Closing, Buyer shall deliver to Seller the following:

(i)                                                             the Holdco Cash Purchase Price in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date;

(ii)                                                          a duly executed counterpart of each of the Ancillary Agreements to which Buyer is a party and a duly executed counterpart to the Holdco LLC Agreement;

(iii)                                                       evidence of the obtaining of, or the filing with respect to, the Buyer Required Approvals;

(iv)                                                      the certificate to be delivered pursuant to Section 6.3(d);

(v)                                                         secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(b)         At the Closing, Buyer shall deliver to FTFC the following:

(i)                                                             the Canadian Sub Cash Purchase Price in immediately available funds by wire transfer to an account or accounts which have been designated by FTFC at least two Business Days prior to the Closing Date; and

(ii)                                                          secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to FTFC, as may be required to give effect to this Agreement.

Section 2.8                                      Deliveries by Seller and FTFC.  (a)  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)                                                             a duly executed counterpart of each of the Ancillary Agreements to which any of the Seller and Buyer are parties;

(ii)                                                          evidence of the obtaining of, or the filing with respect to, the Seller Required Approvals and the Company Required Approvals;

(iii)                                                       the certificate to be delivered pursuant to Section 6.2(d);

(iv)                                                      delivery of the Reference Statement, as required pursuant to Section 2.4(a);

(v)                                                         a certificate of non-foreign status from Seller that complies with Section 1445 of the Code; and

(vi)                                                      secretary’s certificates, evidence of legal existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)         At the time of the Opco Contribution, Seller shall deliver, or cause to be delivered, to Opco the following:

(i)                                                             bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring the tangible personal property included in the Transferred Assets to Opco;

(ii)                                                          assignments, in form and substance reasonably acceptable to Buyer and, if applicable, as required by any Government Entity with which any of Seller’s or any of its Affiliates’ rights to any Transferred Intellectual Property (other than the Transferred Intellectual Property of the Canadian Sub) have been filed, assigning to Opco such Transferred Intellectual Property;

(iii)                                                       assignment and assumption agreements, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect the assignment to Opco of the Transferred Contracts (other than the Transferred Intellectual Property) or other Transferred Assets, other than tangible personal property included therein;

(iv)                                                      the Transferred Books and Records;

(v)                                                         a duly executed counterpart of each of the Ancillary Agreements to which Seller and Opco are parties; and

(vi)                                                      such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller and Buyer, as may be required to give effect to the Opco Contribution.

For the avoidance of doubt, the Transferred Intellectual Property, Transferred Contracts and Transferred Books and Records of the Canadian Sub will not be delivered, assigned or transferred to Opco.

(c)          At the time of the Holdco Contribution, Seller shall deliver, or cause to be delivered, to Holdco the following:

(i)                                                             an assignment, in form and substance reasonably acceptable to Buyer, of all of FTPS Partners’ interests in CMC LLC; and

(ii)                                                          an assignment, in form and substance reasonably acceptable to Buyer, of all of Seller’s interests in Opco.

(d)         At the Closing, FTFC shall deliver, or cause to be delivered, to Buyer the following:

(i)                                                             a certificate or certificates issued in Buyer’s name, representing the Transferred Canadian Sub Stock, endorsed for transfer to, or accompanied by a duly executed stock power in favor of, Buyer, in a form reasonably acceptable to Buyer; and

(ii)                                                          secretary’s certificates, evidence of legal existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.9                                      Deliveries by Opco and Holdco.  (a)  At the Opco Contribution, Opco shall deliver to Seller the following:

(i)                                                             such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect Opco’s receipt and assumption of the Transferred Assets and Assumed Liabilities and the indebtedness under the Notes;

(ii)                                                          a duly executed counterpart of each of the Ancillary Agreements to which any of Opco and any of Seller is a party; and

(iii)                                                       such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller and Buyer, as may be required to give effect to the Opco Contribution.

(b)         At the Closing, Holdco shall deliver to Seller the Warrant.

Section 2.10                                Nonassignability of Assets.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to the Companies of any asset (other than an Applicable Contract) that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article VI, in which event the Closing shall proceed only if the failed condition is waived by the Party (or Parties, as applicable) entitled to the benefit thereof.  In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset (other than an Applicable Contract) that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom, then following the Closing, the parties hereto shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of the parties hereto or any of their Affiliates shall be required to pay any consideration therefor other than filing, recordation or similar fees, which shall be shared equally by Seller and Buyer.  Pending such authorization, approval, consent or waiver, the parties hereto shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the Companies the benefits of use of such asset and to Seller or its Affiliates the benefits, including any indemnities, that they would have obtained had the asset been conveyed to the Companies at the Closing.  Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall or shall cause its relevant Affiliates to, assign, transfer, convey and deliver such asset to the Companies at no additional cost.  Subject to the Transition Plan and the Transition Service Agreement, to the extent that, within 90 days of the Closing Date, it is determined by Seller, with the consent of Buyer, such consent not to be unreasonably withheld or delayed, that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to the Companies following the Closing pursuant to this Section 2.10, then Seller and the Companies shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by the Companies of the obligations thereunder, and upon the entering into of such arrangement by Seller and the Companies, such asset shall no longer be determined to be a Transferred Asset.  Seller shall hold in trust for and pay to the Companies promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 2.10.

Section 2.11                                Transferred Contracts Adjustment.

(a)          Subject to the Sub-Basket and the Cap, as applicable, if, prior to obtaining the consent of the applicable counterparty to a Merchant Contract or Financial/EFT Contract included in the Transferred Contracts (each, an “Applicable Contract”) to the transfer of such Applicable Contract to the Companies in connection with the Transactions, at any time between the date hereof through the first anniversary of the Closing Date (the “Adjustment Date”) (i) such Applicable Contract is terminated by the counterparty thereto for any reason, (ii) such counterparty thereto notifies Seller or the Companies that it will terminate such Applicable Contract for any reason or (iii) such counterparty thereto initiates a proposed renegotiation of such Applicable Contract prior to the expiration of its existing term and the counterparty to such Applicable Contract subsequently agrees no later than 18 months after the Closing Date upon an amendment or modification to such Applicable Contract that reduces its existing term, in the case of each of clauses (i) through (iii), where the effective date of such termination or expiration or proposed termination or expiration is prior to the original termination or expiration date of such Applicable Contract, then the Purchase Consideration shall be adjusted and the Notes shall be repaid in the proportion set forth in Section 2.11(c) for each such Applicable Contract by an aggregate amount equal to:

(i)                                                             (1) 8.2, times (2) 2008 Net Revenues, times (3) (x) the Merchant Percentage (if such Applicable Contract is a Merchant Contract) or (y) the Financial/EFT Percentage (if such Applicable Contract is a Financial/EFT Contract), minus

(ii)                                                          Any liquidated damages or similar payments received by the Companies with respect to such termination or proposed termination of such Applicable Contract (such calculated amount, the “Applicable Termination Price Adjustment”).

(b)         Subject to the Sub-Basket and the Cap, as applicable, if, prior to obtaining the consent of the applicable counterparty to an Applicable Contract to the transfer of such Applicable Contract to the Companies in connection with the Transactions, at any time between the date hereof through the Adjustment Date such counterparty initiates a proposed renegotiation of such Applicable Contract prior to the expiration of its existing term and the counterparty to such Applicable Contract subsequently agrees upon an amendment or modification to such Applicable Contract (other than an amendment or modification that reduces its term, in which case, Section 2.11(a) applies and this Section 2.11(b) does not apply) prior to the expiration of its term and no later than 18 months after the Closing Date (the “Reference Date”), then the Purchase Consideration shall be adjusted and the Notes shall be repaid in the proportion set forth in Section 2.11(c) for each such Applicable Contract by an aggregate amount equal to:

(i)                                                             8.2, times

(ii)                                                          an amount equal to (1) the 2008 Net Revenues, minus (2) the product of (A) the 2008 Net Revenues, times a fraction of which the numerator shall be the per unit pricing as a result of such modification or amendment and the denominator shall be the average per unit price pursuant to such Applicable Contract for the calendar year 2008 (it being understood that the Applicable Renegotiation Price Adjustment shall be zero if such fraction is one or greater), times

(iii)                                                       a fraction of which the numerator shall be the remaining term of such Applicable Contract prior to such modification or amendment and the denominator shall be the term of such contract as a result of such modification or amendment (such calculated amount, the “Applicable Renegotiation Price Adjustment”).

(c)          The aggregate Applicable Termination Price Adjustments and Applicable Renegotiation Adjustments (the “Aggregate Price Adjustment”) shall be effected (i) at the Closing with respect to any Aggregate Price Adjustments that, to the Seller’s Knowledge, can be determined at such time, (ii) on the Adjustment Date with respect to any additional Aggregate Price Adjustments that, to the Seller’s Knowledge, can be determined at such time and (iii) no later than 30 days after the Reference Date with respect to any remaining Aggregate Price Adjustments, in any such case, through (x) a payment from Seller to Opco of an amount in cash (by wire transfer of immediately available funds) equal to 45% of the Aggregate Price Adjustment and (y) a repayment by Seller on behalf of Opco of the B Note by an amount equal to 55% of the Aggregate Price Adjustment. Notwithstanding the foregoing, to the extent that the repayment to be made pursuant to clause (y) of the immediately preceding sentence exceeds the then-outstanding principal of the B Note (such excess, the “Adjustment Shortfall”), then Seller shall make a repayment on behalf of Opco of the A Note by an amount equal to the Adjustment Shortfall.

(d)         Notwithstanding anything to the contrary set forth herein, there shall be no payment to Buyer or reduction in the principal of the A Note or the B Note, as applicable, with respect to the Aggregate Price Adjustment pursuant to Section 2.11(c) to the extent that the Aggregate Price Adjustment is less than $10 million.

(e)          Subject to the Sub-Basket and the Cap, as applicable, if, prior to obtaining the consent of the applicable counterparty to an Applicable Contract to the Transaction, at any time between the date hereof through the Adjustment Date such counterparty requires as a condition to its consent the payment of a fee, then Seller shall pay such fee to such counterparty (any such payments, the “Consent Payments”); provided, however, that Seller shall not make, or agree to make, any Consent Payments to any third party in excess of the total amount reimbursable to Opco hereunder, unless such excess amount does not count against the Sub-Basket and/or decrease the Cap, as applicable.

(f)            The aggregate amount of any Applicable Termination Price Adjustment, any Applicable Renegotiation Price Adjustment and any Consent Payments shall decrease the Sub-Basket on a dollar-for-dollar basis, and any such amounts in excess of the Sub-Basket shall reduce the Cap on a dollar-for-dollar basis.  No Applicable Termination Price Adjustment or Applicable Renegotiation Price Adjustment shall be made in excess of the then-applicable Cap.

Section 2.12                                Asset Identification Process.  During the period between the date hereof and the Transition Plan Start Date, Seller and Buyer shall cooperate with each other in good faith and use reasonable best efforts to more specifically identify with respect to all of the assets other than the assets set forth on Schedule 2.12 (which reflects assets that definitively will be Transferred Assets) (i) those assets that are required for, primarily related to, or primarily used, held for use, or were acquired or developed for use, in the Business, as currently conducted and proposed to be conducted by Seller and its Affiliates and the manner in which such assets will be transferred to, or rights to use such assets will be obtained for, Opco, (ii) those assets (other than those that are the subject of clause (i) of this Section 2.12) that are related to, or used, held for use, or were acquired or developed for use, in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates , which shall be obtained by Opco with the use of the Transition Infrastructure Contribution, (iii) those assets that should be included in clause (i) of this Section 2.12 but are to be temporarily retained by Seller to enable Seller to provide the services under the Transition Service Agreement and subsequently transferred to Opco at the conclusion of such services, and (iv) those assets that should be included in clause (i) of this Section 2.12 but will remain Excluded Assets, but as to which Seller, at its sole expense, will procure an asset comparable in all respects for Opco in accordance with the Transition Plan (the “Asset Identification Process”).  Each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any assurances or documents or instruments of transfer reasonably requested by another Party in accordance with Asset Identification Process.  The Parties agree that, in the event any dispute arises in connection with the Asset Identification Process, such dispute shall be resolved in accordance with the dispute resolution process described under the heading “Dispute Resolution” in Schedule 5.3(b), and such resolution shall be final and binding on the Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller (and FTFC where indicated) represents and warrants to Buyer as follows:

Section 3.1                                      Organization and Qualification; Capitalization.  (a)  Seller is a bank duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its assets, and, together with FTFC, to carry on the Business as currently conducted.  FTFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as currently conducted.  Each of the Companies and FTPS Partners is, and upon its formation, CMC LLC will be, a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction and has all requisite limited liability company power and authority to own, lease and operate its assets, and to carry on its business as currently conducted.  As of the Closing, each of the Companies, FTPS Partners and CMC LLC will have all requisite limited liability company power and authority to own, lease and operate its assets, and, together with the Canadian Sub, to carry on the Business as currently conducted.  Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business (other than the Canadian Sub) requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, impair or delay Seller’s or the Companies’ ability to perform their respective obligations hereunder.

(b)         Upon the consummation of the Closing, the capital structure of Holdco will be as set forth in the Holdco LLC Agreement.  As of the Closing, (i) all of the Holdco LLC Interests and CMC LLC Interests will have been duly authorized and validly issued and will be fully paid and nonassessable, (ii) 100% of the Holdco LLC Interests will be owned beneficially and of record by Seller and FTPS Partners (at least 1% of which Holdco LLC Interests will be owned by FTPS Partners), free and clear of all Encumbrances, and 100% of the CMC LLC Interests will be owned beneficially and of record by Opco, free and clear of all Encumbrances, (iii) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller, FTPS Partners, CMC LLC or Holdco is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests or other equity interests of Holdco, and no securities or obligations evidencing such rights will be authorized, issued or outstanding, other than the Warrant and as set forth in the Holdco LLC Agreement, (iv) the Holdco LLC Interests will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of the Holdco LLC Interests other than as set forth in the Holdco LLC Agreement or as created by Buyer or its Affiliates and (v) there will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Holdco LLC Interests or other equity interests of Holdco, except as created by Buyer or its Affiliates, other than as set forth in the Holdco LLC Agreement.

(c)          Upon the consummation of the Closing, the capital structure of Opco will be as set forth in the Opco LLC Agreement.  As of the Closing, (i) all of the Opco LLC Interests will have been duly authorized and validly issued and will be fully paid and nonassessable, (ii) 100% of the Opco LLC Interests will be owned beneficially and of record by Holdco, free and clear of all Encumbrances, (iii) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Holdco or Opco is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests or other equity interests of Opco, and no securities or obligations evidencing such rights will be authorized, issued or outstanding, (iv) the Opco LLC Interests will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of the Opco LLC Interests other than as set forth in the Opco LLC Agreement and (v) there will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Opco LLC Interests or other equity interests of Opco.

(d)         Upon the consummation of the Closing, the capital structure of CMC LLC will be as set forth in the CMC LLC Agreement.  As of the Closing, (i) all of the CMC LLC Interests will have been duly authorized and validly issued and will be fully paid and nonassessable, (ii) 100% of the CMC LLC Interests will be owned beneficially and of record by Opco, free and clear of all Encumbrances, (iii) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Holdco or Opco is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests or other equity interests of Opco, and no securities or obligations evidencing such rights will be authorized, issued or outstanding, (iv) the CMC LLC Interests will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of the CMC LLC Interests other than as set forth in the CMC LLC Agreement and (v) there will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the CMC LLC Interests or other equity interests of CMC LLC.

(e)          As of the date hereof, CMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted, and is not subject to any insolvency, liquidation, receivership, conservatorship or other similar proceeding.  As of the date hereof, CMC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, be material to the Business or the consummation of the Transactions.

(f)            As of the Closing, (i) all of issued and outstanding stock of the Canadian Sub will have been duly authorized and validly issued and will be fully paid and nonassessable, (ii) 100% of the issued and outstanding stock of the Canadian Sub will be owned beneficially and of record by FTFC, free and clear of all Encumbrances, (iii) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Canadian Sub may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any stock, or any securities or obligations exercisable or exchangeable for or convertible into stock of the Canadian Sub, and no securities or obligations evidencing such rights will be authorized, issued or outstanding, other than as provided in this Agreement, (iv) the Transferred Canadian Sub Stock will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend or similar rights or disposition of the Transferred Canadian Sub Stock, other than as provided in this Agreement and (v) there will be no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock of the Canadian Sub.

(g)         The Canadian Sub is a corporation duly organized, validly existing and in good standing under the federal laws of Canada and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted, and is not subject to any insolvency, liquidation, receivership, conservatorship or other similar proceeding.  The Canadian Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, be material to the Business or the consummation of the Transactions.

Section 3.2                                      Authorization.  Each of Seller and FTFC has full corporate power and authority and each of the Companies has full limited liability company power and authority to execute and deliver this Agreement, and Seller, FTFC and each of the Companies will have such power and authority at Closing to execute and deliver each of the Ancillary Agreements and other Closing documents referenced herein to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Seller, FTFC and each of the Companies of this Agreement has been duly and validly authorized and of each of the Ancillary Agreements and other Closing documents referenced herein to which Seller, FTFC and the Companies is a party will be duly and validly authorized at Closing, and no additional corporate, shareholder or limited liability company authorization or consent is required in connection with the execution, delivery and performance by Seller, FTFC and the Companies of this Agreement or will be required in connection with the execution, delivery and performance by Seller, FTFC and the Companies at Closing of any of the Ancillary Agreements and other Closing documents referenced herein to which they are a party.  Each Affiliate of Seller has or prior to the Closing will have full corporate power and authority to execute and deliver each Ancillary Agreement or other Closing document referenced herein to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or other Closing document referenced herein to which it is a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or other Closing documents referenced herein to which such Affiliate is a party or signatory.

Section 3.3                                      Consents and Approvals.  Except as set forth on Schedule 3.3(a) or Schedule 3.3(b), no consent, approval, waiver, authorization, notice or filing in relation to the Transferred Assets,  or the transfer of the Transferred Canadian Sub Stock to Buyer by FTFC, is required to be obtained by any of Seller, FTFC or the Companies from, or to be given by any of Seller, FTFC or the Companies to, or made by any of Seller, FTFC or the Companies with, any Government Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by any of Seller, FTFC or the Companies of this Agreement and the Ancillary Agreements or the other Closing documents referenced herein to which it is a party, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impact the value of the Transferred Assets and the assets of the Canadian Sub, taken as a whole, or materially impair or delay the ability of any of Seller, FTFC or the Companies to effect the Closing or to perform their respective obligations under this Agreement and the Ancillary Agreements and the other Closing documents referenced herein to which any of them is a party.  Schedule 3.3(c) sets forth all consents, approvals, waivers, authorizations, notices or filings that are required to be obtained by any of Seller, FTFC or the Companies from, or to be given by any of Seller, FTFC or the Companies to, or made by any of Seller, FTFC or the Companies with, any Person which is not a Government Entity or Self-Regulatory Organization in connection with the sale or assignment of any Transferred Contracts, except that in the case of a Transferred Contract with a customer of the Business, Schedule 3.3(c) shall only be required to list Transferred Contracts pursuant to which the Business was entitled to receive $1,000,000 or more of 2008 Net Revenues.

Section 3.4                                      Non-Contravention.  The execution, delivery and performance by Seller, FTFC and each of the Companies of this Agreement and the Ancillary Agreements and other Closing documents referenced herein to which it is a party, and the consummation of the Transactions, do not, in the case of this Agreement, and will not as of the Closing, in the case of this Agreement, the Ancillary Agreements and other Closing documents referenced herein, (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Seller, FTFC, the Canadian Sub or the Preclosing LLC Agreements, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.3(c), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller, any of its Affiliates or the Companies or the Canadian Sub, as the case may be, under, or result in a loss of any benefit to which Seller, any of its Affiliates, the Companies or the Canadian Sub, as the case may be, is entitled under, any Transferred Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets or material assets of the Canadian Sub, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedules 3.3(a) and 3.3(b), respectively, or required to be made or obtained by Buyer, to the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), violate or result in a breach of or constitute a default under any Law to which any of Seller, any of its Affiliates or the Companies is subject, or under any Governmental Authorization, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of any of Seller, FTFC or the Companies to perform its respective obligations hereunder.

Section 3.5                                      Binding Effect.  This Agreement, when executed and delivered by Buyer, constitutes, and each of the Ancillary Agreements and other Closing documents referenced herein to which any of Seller, FTFC or the Companies is a party, when executed and delivered by Seller and the Companies, Buyer and the other parties thereto, as applicable, will constitute, a valid and legally binding obligation of Seller, FTFC and such Companies, as applicable, enforceable against Seller, FTFC and such Companies, as applicable, in accordance with its respective terms.

Section 3.6                                      Financial Statements.  Set forth on Schedule 3.6(a) is (i) a copy of the audited balance sheets as of December 31, 2006 and 2007 and audited statements of income and cash flows for the years ended December 31, 2006 and 2007, of each of the Electronic Funds Transfer Business of Fifth Third Bancorp (the “EFT Business”) and the Merchant Transaction Processing Business of Fifth Third Bancorp, which for the sake of clarity includes the business of CMC (the “Merchant Processing Business”) (collectively, with the audited balance sheet as of December 31, 2007 and 2008 and audited statements of income and cash flows for the years ended December 31, 2006, 2007 and 2008 of the consolidated Business (excluding the Canadian Sub) to be delivered by Seller no later than March 31, 2009, the “Audited Financial Statements”), (ii) a copy of the unaudited balance sheet and statement of income and cash flows of each of the EFT Business and the Merchant Processing Business as of and for the six months ended June 30, 2007 and 2008, excluding the Canadian Sub (the “Unaudited US Financial Statements”), and (iii) a copy of the unaudited balance sheet as of May 31, 2009 and the unaudited income statement of the Canadian Sub for the two months ended  May 31, 2009 (the “Unaudited Canadian Financial Statements”; and together with the Unaudited US Financial Statements, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Historical Financial Statements”).  Except as described in the notes thereto and for the absence of statements of stockholders’ equity, the Historical Financial Statements have been (or, in the case of the 2008 Audited Financial Statements and the consolidated 2006 and 2007 Audited Financial Statements, when delivered will be) specially prepared for purposes of this Agreement in accordance with GAAP consistently applied consistent with Seller’s past practices, and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Business (other than the Canadian Sub) as of the dates thereof or the periods then ended, subject in the case of the Unaudited Financial Statements to normal year-end adjustments that will not, individually or in the aggregate, be material in amount or effect and the absence of footnotes and similar presentation items therein.  Except as described in the notes thereto and for the absence of statements of stockholders’ equity, the Unaudited Canadian Financial Statement have been prepared by Seller in good faith from the books and records of the Canadian Sub consistent with Seller’s past practices for internal reporting of the financial condition and results of operation of the Business and fairly present, in all material respects, the financial condition and results of operations of the Canadian Sub as of the date thereof or the period then ended, subject to normal year-end adjustments that will not, individually or in the aggregate, be material in amount or effect and the absence of footnotes and similar presentation items therein.  Set forth on Schedule 3.6(b) is a copy of the unaudited statement of earnings before interest and taxes for the electronic payment processing business and the unaudited consolidated statement of current assets and current liabilities as of and for the two months ended February 28, 2009 (the “Two Month Financials”). The Two Month Financials have been prepared by Seller in good faith from the books and records of the Business consistent with Seller’s past practices for internal reporting of the financial condition and results of operation of the businesses. Schedule 3.6(c) represents Seller’s reasonable, good faith estimate, after due inquiry, of the Opco’s costs for Allocated Services and Assets during the transition period under the Transition Service Agreement, assuming Opco uses systems, benefits and incentive plans similar to those currently deployed by Seller.  There are no off balance sheet transactions, arrangements, obligations or relationships attributable to the Business that may have a Material Adverse Effect, other than those summarized on Schedule 3.6(d).  Seller and its Affiliates maintain adequate internal controls for the Business, except as would not have a Material Adverse Effect.

Section 3.7                                      Litigation and Claims.  Except as set forth on Schedule 3.7:

(a)          There is no Legal Proceeding pending, or to the Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), threatened, against any of Seller or any of its Affiliates in connection with the Transferred Assets, the Business or the Transactions, other than those that, if adversely determined, do not and would not reasonably be expected to (i) involve a claim for damages to the Business in excess of $1,000,000, (ii) lead to the seeking of injunctive relief, or (iii) materially impair or delay the ability of any of Seller. FTFC or the Companies to effect the Closing.

(b)         None of Seller, its Affiliates, the Business or the Transferred Assets is subject to any Order affecting the Business, the Transferred Assets or the Transaction, other than those that, if adversely determined, do not and would not reasonably be expected to (i) involve a claim for damages to the Business in excess of $1,000,000, (ii) seek injunctive relief, or (iii) materially impair or delay the ability of any of Seller, the Companies or FTFC (with respect to the Canadian Sub only) to effect the Closing.

Section 3.8                                      Employees and Employee Benefits.  (a)  Schedule 3.8(a) set forth a correct and complete list of all Benefit Plans for Applicable Employees.  Seller has made available to Buyer true and complete copies of the most recent plan document (including all amendments thereto) and the most recent summary plan description (or a written description of all non-written Benefit Plans) of Seller’s and its Affiliates’ Benefit Plans applicable to Applicable Employees.

(b)         None of Seller, its Subsidiaries or any ERISA Affiliate has any liability under Title IV of ERISA that would reasonably be expected to become a Liability of the Companies.  An ERISA Affiliate for purposes of this Section 3.8(b) shall mean any person or entity that would be considered, when combined with Seller or any of its Subsidiaries, a simple employer pursuant to Section 414(b), (c) and (m) of the Code.

(c)          The Benefit Plans have been maintained in all material respects in accordance with their terms and with the Laws (including, as applicable, ERISA and the Code).  There are no pending actions, claims or lawsuits (other than routine claims for benefits (or as disclosed in Schedule 3.7)) arising from or relating to the Benefit Plans. To the Seller’s Knowledge, neither the Companies nor any of their respective Subsidiaries have any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any employee leased from another employer.

(d)         Except as provided in Schedule 3.8(d), none of the Benefit Plans provides for post-employment health or welfare benefit for any person beyond his or her retirement or other termination of service, except (i) as may be required under COBRA Coverage or similar state law, or (ii) disability benefits under a welfare plan that is fully provided for by insurance.

(e)          Except as provided in Schedule 3.8(e), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Applicable Employee under a Benefit Plan or other compensatory arrangement, (ii) increase any benefits otherwise payable under any Benefit Plan to any Applicable Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Benefit Plan to any Applicable Employee.  The consummation of the Transactions contemplated by this Agreement will not cause any payments to be made by the Companies, Seller or any of their respective Affiliates that would be non-deductible (in whole or in part) under Section 280G of the Code.

(f)            Each Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service and Seller is not aware of any circumstances that have occurred with respect to the operation of such Benefit Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

Section 3.9                                      Compliance with Laws.  Except as disclosed on Schedule 3.9, (i) the Business has been (exclusive of the Canadian Sub) for the period beginning January 1, 2006 and currently is being (inclusive of the Canadian Sub) conducted in compliance in all material respects with all applicable Laws, (ii) neither Seller nor any of its Affiliates has (A) received any notice alleging any violation under any applicable Law or (B) received or entered into any Order, and (iii) the Business has in full force and effect all Governmental Authorizations and Non-Governmental Authorizations necessary for the conduct of the Business as currently conducted other than those the absence of which is immaterial; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein.  Neither Seller nor the Canadian Sub maintains or conducts with respect to the Business, and since January 1, 2007 Seller has not maintained or conducted with respect to the Business, any business, investment, operation or other activity in or with: (a) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (b) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (c) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”

Section 3.10                                Intellectual Property.  (a)  Schedule 3.10(a) sets forth a complete and accurate list of all (i) material registrations and applications for registration of Intellectual Property owned by Seller or any of its Affiliates and (ii) material unregistered Trademarks owned by Seller or any of its Affiliates, in each of clauses (i) and (ii), that are used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates.  Schedule 3.10(a) lists (i) the jurisdictions in which each such item of Intellectual Property has been issued or registered, or in which any such application for such issuance and registration has been filed, (ii) the record owner or applicant and (iii) the registration or application date and number, as applicable.  All of Seller’s or its Affiliates’ rights to the Intellectual Property set forth on Schedule 3.10(a) that is primarily used, held for use or acquired or developed for use in the Business is included in the Transferred Intellectual Property, except to the extent specifically included in Schedule 1.1(c) as Excluded Assets, and will be exclusively owned by Opco or, in the case of the Transferred Intellectual Property of the Canadian Sub, by the Canadian Sub, at the Closing.

(b)         Except as set forth in Schedule 3.10(b), all of the Intellectual Property set forth in Schedule 3.10(a) owned by Seller or any of its Affiliates is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the

United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect.  Except as set forth in Schedule 3.10(b), there are no filings, payments or similar actions that must be taken by Opco or the Canadian Sub within 30 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(c)          Seller and its Affiliates exclusively own or have the right to use (pursuant to valid and enforceable agreements) all Intellectual Property currently used or proposed to be used in the Business by Seller and its Affiliates, except where the lack of such right would not, individually or in the aggregate, have a material adverse effect on the operation of the Business.  The Transferred Intellectual Property, together with the Seller Licensed Intellectual Property, the Intellectual Property to be obtained from third parties pursuant to the Asset Identification Process and the Transition Plan, includes all of the Intellectual Property necessary and sufficient for the conduct of the Business in all material respects as currently conducted and proposed to be conducted by Seller and its Affiliates and, immediately after the Closing, necessary for Opco, together with the Canadian Sub, to continue to operate and conduct the Business in all material respects as currently conducted and proposed to be conducted by Seller and its Affiliates.  No employee, former employee, consultant or independent contractor of Seller or any of its Affiliates has any right, title or interest, directly or indirectly, in whole or in part, in any material Transferred Intellectual Property or Transferred Technology owned by Seller or any of its Affiliates.  To the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), no employee, former employee, consultant or independent contractor of Seller or any of its Affiliates engaged in the Business is, as a result of or in the course of such employee’s, former employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with a third party.

(d)         All of the Transferred Intellectual Property and Seller Licensed Intellectual Property owned by Seller or any of its Affiliates is valid and enforceable.  To the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), except as set forth in Schedule 3.7, neither the conduct of the Business nor any of the Transferred Intellectual Property, Transferred Technology or Seller Licensed Intellectual Property owned by Seller or any of its Affiliates or the products sold or services provided by Seller or any of its Affiliates in connection with the Business infringes upon, constitutes or results from a misappropriation of, or otherwise violates the Intellectual Property rights of any other Person.  To the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), none of the Transferred Intellectual Property or Seller Licensed Intellectual Property owned by Seller or any of its Affiliates is being infringed upon, misappropriated or violated by any other Person.

(e)          Schedule 3.10(e) sets forth a complete and accurate list of all agreements, contracts or commitments to which Seller or any of its Affiliates is a party limiting or that would limit its ability to exploit fully any of the Transferred Intellectual Property in any manner that would be material to the Business as of the date hereof or upon Closing.  Seller has made available to Buyer true, correct and complete copies of each agreement set forth in Schedule 3.10(e) together with all amendments, modifications or supplements thereto.  The Seller and its Affiliates have all rights necessary to grant the licenses and other rights granted under the IP/Software License Agreement.

(f)            Except as set forth in Schedule 3.10(f), neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of Seller or any of its Affiliates as currently conducted and proposed to be conducted will result in Opco, the Canadian Sub, Seller or any of its Affiliates granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, Seller and its Affiliates.

(g)         Except as set forth in Schedule 3.7, there is no litigation, opposition, cancellation, Legal Proceeding, objection or claim pending, asserted in writing or, to the Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), threatened by any third party against Seller or any of its Affiliates, before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) concerning the exclusive ownership, validity, registerability, enforceability, infringement or use of any Transferred Intellectual Property, Transferred Technology or Seller Licensed Intellectual Property owned by Seller or any of its Affiliates, nor has any claim or demand been made in writing against Seller or any of its Affiliates by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Transferred Intellectual Property, Transferred Technology or Seller Licensed Intellectual Property or (ii) alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices, by Seller or any of its Affiliates, nor is Seller or FTFC (in the case of FTFC, only with respect to the Canadian Sub) aware of any basis for any such claim or demand.

(h)         Seller and its Affiliates (i) have taken reasonable measures, in their business judgment, to protect, maintain and preserve the (A) operation and security of their Software, firmware, middleware, servers, systems, networks, workstations, data communication lines and all other information technology equipment used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates, (B) the secrecy and confidentiality of all Trade Secrets and confidential and proprietary information used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted by Seller and its Affiliates and (C) Intellectual Property material to the Business (including by having and enforcing a policy (including the Code of Business Conduct and Ethics policy, which has been in effect for at least five years and a true and correct copy of which has provided to Buyer) that employees and appropriate consultants and agents maintain the confidentiality of their confidential information and to the extent they contributed to the development of any material Intellectual Property for Seller, assign to Seller all of their rights in any such material Intellectual Property that do not vest initially in Seller by operation of Law), (ii) abide by all internal policies and applicable Laws regarding the collection, use and disclosure of personally identifiable and other confidential information, including customer and client information and (iii) are not subject to any pending or, to the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), threatened claim that alleges a breach of any of the foregoing with respect to the Business.

(i)             The Transferred Software and the Software that is included in the Seller Licensed Intellectual Property, unless modified other than by or for Seller or any of its Affiliates, conform in all material respects to all written specifications for their use in the conduct of the Business as currently conducted and are free in all material respects of bugs, errors, viruses and other contaminants.

(j)             Schedule 3.10(j) sets forth a complete and accurate list of (i) all Transferred Software owned exclusively by Seller and its Affiliates and that is material to the Business, (ii) all other material Software primarily used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted in the Business that is not exclusively owned by Seller and its Affiliates and (iii) all other material Software used, held for use or acquired or developed for use in the Business as currently conducted and proposed to be conducted in the Business that is not subject to the foregoing (i) or (ii), but in each case excluding “shrink wrap,” “click through,” “browse wrap,” commercial-off-the-shelf or other similar software available on reasonable terms for a license fee of no more than $500,000.

(k)          No open source Software, freeware or other Software distributed under similar licensing or distribution models (including Software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the BSD License or the Apache License) has been incorporated into any Transferred Software owned by Seller or any of its Affiliates that would in any way obligate Seller or any of its Affiliates to disclose to any third party the source code for any such Transferred Software.  None of the Sellers or any of their respective Affiliates has provided, or is obligated to provide, to any third party, the source code for any Software owned by any of the Sellers or their respective Affiliates that is included in Transferred Software.

(l)             The information technology systems of Seller and its Affiliates are reasonably secure against intrusion.  Except as set forth in Schedule 3.10(l), Seller and its Affiliates have not suffered any security breaches or any similar failures (other than with respect to any such breaches or failures occurring in systems maintained by customers of the Business for which the Business is not at fault) in the past five years, including any such breaches or failures that have resulted in a third party obtaining access to any confidential information of Seller, its Affiliates or any of their customers or suppliers, to the extent such breaches or failures have affected the Business in any material respect.

(m)       Schedule 3.10(m) contains a copy of all privacy policies that have been used by or on behalf of Seller or any of its Affiliates in the Business with regard to the collection and use of information and the dates that each such policy was in place.  Seller and its Affiliates are in compliance with all such privacy policies and all laws and regulations relating to data, the collection and use of data, personally identifiable information, and bulk commercial faxes and email (e.g., spam).

Section 3.11                                Labor.  (a)  Neither Seller nor its Affiliates is or has ever been a party to or bound by any labor agreement, union contract or collective bargaining agreement with respect to the Business or any Applicable Employee.

(b)         For the past three years there have been no and there are no pending, or to the Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub) threatened, strike, walkout or other work stoppage or any union organizing effort by or on behalf of any of the Applicable Employees.

(c)          For the past three years there have been no and there are no unfair labor practice charges or complaints against any of Seller or any of its Affiliates in connection with the Business or any Applicable Employee pending, or to Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub) threatened, before the National Labor Relations Board or other Government Entity, nor, to Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), is there any legal basis for such charge or complaint.

(d)         Seller and its Affiliates operate, and for the past three years have operated, the Business in compliance in all material respects with all Laws relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to Seller or any of its Affiliates within the six (6) months prior to Closing.

Section 3.12                                Transferred Contracts.  All Transferred Contracts are in full force and effect and to Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Transferred Contracts of the Canadian Sub) are enforceable against each party thereto in accordance with the express terms thereof, except as set forth in Schedule 3.12.  There does not exist under any Transferred Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any of Seller or its Affiliates or, to the Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), any other party thereto, except as set forth in Schedule 3.12 and except for violations, breaches, events or conditions that, individually or in the aggregate, (i) would not have a Material Adverse Effect or (ii) have not and will not materially impair the ability of any of Seller or its Affiliates or Buyer to perform their respective obligations under this Agreement or any Ancillary Agreement or other Closing document referenced herein to which it is a party.  There are no material disputes pending or threatened under any Transferred Contract that would have a Material Adverse Effect.  Except as set forth in Schedule 3.12, the contracts included in the Transferred Assets and the Transferred Contracts of the Canadian Sub do not include any of the following: (a) leases of real or personal property, except leases of personal property that require payment during their remaining term of less than $1,000,000; (b) loan or credit agreements, indentures, mortgages, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guarantees; (c) fidelity or surety bonds or completion bonds; (d) agreements of indemnification or guaranty of another Person (other than customary indemnification provisions contained in Transferred Contracts with customers); (e) agreements, contracts or commitments containing any covenant limiting the freedom of Seller or the Canadian Sub in any material respect to engage in the Business; (f) any agreements, contracts or commitments relating to capital expenditures involving future payments of $1,000,000 or more (it being understood that such expenditures shall not be deemed to include any potential penalties regarding a violation of a term related to the level of service under such agreement, contract or commitment); (g) agreements, contracts or commitments relating to the disposition of assets outside the Ordinary Course; (h) agreements, contracts or commitments with Affiliates of Seller; (i) contracts with any Government Entity; or (j) contracts (other than Transferred Contracts) primarily relating to the Business or the Transferred Assets to which any of Seller or its Affiliates is a party or by which any of the Transferred Assets are bound.  True, correct and complete copies of the Transferred Contracts (or true, correct and complete summaries of any Transferred Contracts that are not in writing) have been made available to Buyer.

Section 3.13                                Absence of Changes.  Except as set forth in Schedule 3.13, since December 31, 2007 (other than respect to the Canadian Sub), and since May 31, 2009 with respect to the Canadian Sub, to FTFC’s Knowledge, (i) Seller and each its Affiliates (x) have conducted the Business only in the Ordinary Course, and (y) the Business has not experienced any event or condition, and to Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), no event or condition is threatened, that would, individually or in the aggregate, have a Material Adverse Effect, (ii) none of the actions or events prohibited or circumscribed by Section 5.2 has been taken or has occurred, except as permitted by this Agreement, (iii) neither FTFC nor the Seller has transferred, leased or otherwise disposed of any of the assets or properties of the Business or acquired any assets or properties for the Business, other than in each case in the Ordinary Course or as permitted by this Agreement, (iv) there has not been any change by any of Seller or its Affiliates or FTFC in accounting or Tax reporting principles, methods or policies that would have the effect of increasing the Tax liability for the Companies, the Canadian Sub or CMC LLC for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date, and (v) neither Seller nor FTFC has made or rescinded any election relating to Taxes or settled or to Seller’s Knowledge or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub) compromised any claim, action, suit, litigation, Legal Proceeding, arbitration, investigation, audit or controversy relating to Taxes that would have the effect of increasing the Tax liability for the Companies, the Canadian Sub or CMC LLC for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date.

Section 3.14                                Sufficiency of Assets.  Except for the Excluded Assets, the Excluded Services and other items set forth on Schedule 3.14(a), the Transferred Assets and the assets of CMC and the Canadian Sub, when taken together with the Seller Services and the Seller Leased Property, constitute all the assets, properties, contracts, Governmental Authorizations, Non-Governmental Authorizations and rights, tangible and intangible (including Intellectual Property and Software), of Seller and its Affiliates necessary to conduct the Business in all material respects as currently conducted and, immediately after the Closing, necessary for Opco, together with the Canadian Sub, to continue to operate and conduct the Business in all material respects as currently conducted. The Transferred Assets transferred at the Closing will include the assets set forth on Schedule 3.14(b) on the basis set forth therein.

Section 3.15                                Title to Property.  Seller has, and at the Closing Seller will transfer to the Companies, good and valid title to the personal tangible property it owns or leases that is included in the Transferred Assets, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 3.16                                Absence of Liabilities.  Except as specifically reflected, reserved against or otherwise disclosed in the Historical Financial Statements or Canadian Financial Statements or reflected in Reference Working Capital or as set forth on Schedule 3.16, there are no Liabilities of the Business or related to the Transferred Assets, other than the Notes and Liabilities that were incurred in the Ordinary Course since the date of the Historical Financial Statements and are not, individually or in the aggregate, material to the Business or are Excluded Liabilities.

Section 3.17                                Finders’ Fees.  Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of Seller or its Affiliates who might be entitled to any fee or commission from any of Seller or its Affiliates in connection with the Transactions.

Section 3.18                                Taxes.  (a)  There is no lien for Taxes upon any of the Transferred Assets or assets of CMC or the Canadian Sub or upon any of the equity interests in the Companies, CMC or the Transferred Canadian Sub Stock nor, to the Seller’s or FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets or of the assets of the Canadian Sub or upon any of the equity interests in the Companies, CMC or the Transferred Canadian Sub Stock, other than liens for Taxes that (i) are not yet due and payable or for Taxes the validity or amount of which is being contested by any of Seller or its Affiliates or FTFC in good faith by appropriate action and (ii) have been sufficiently reflected or reserved against on the face of the balance sheets contained in the Historical Financial Statements.

(b)         Since the date of the most recent balance sheet contained in the Historical Financial Statements, Seller, the Companies and FTFC have not incurred any material Taxes with respect to the Business, other than Taxes incurred in the Ordinary Course consistent in type and amount with the past practices of Seller or FTFC.

(c)          All material Tax Returns with respect to, in connection with, associated with, or related to, the Business required to be filed by or on behalf of Seller, the Companies or FTFC, and all material Tax Returns of the Canadian Sub, have been timely filed and, when filed, were true, correct and complete.  All material Taxes owed and/or due and payable by Seller, the Companies or FTFC (whether or not shown on any Tax Return) with respect to the Business, and all material Taxes owed and/or due and payable by the Canadian Sub (whether or not shown on any Tax Return) have been or will be timely paid by Seller, the Companies, FTFC, or the Canadian Sub, as the case may be, other than Taxes that (i) the validity or amount of which is being contested by the Seller or one of its Affiliates in good faith by appropriate action and (ii) have been sufficiently reflected or reserved against on the face of the balance sheets contained in the Historical Financial Statements.  Seller, the Companies, and the Canadian Sub have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all information returns related to such amounts have been properly completed and timely filed.

(d)         Opco is and since its inception has been properly classified as a disregarded entity for U.S. federal income tax purposes separate from Seller.  From its inception until February 24, 2009, Holdco was properly disregarded as an entity separate from Seller for U.S. federal income tax purposes.  Since February 24, 2009, Holdco has been classified as a partnership for U.S. federal income tax purposes.  Neither Holdco nor Opco has ever been classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, or as an association taxable as a corporation for U.S. federal income tax purposes.  FTPS Partners is an association taxable as a corporation for U.S. federal income tax purposes, and FTPS Partners has no plan or intention to, and Seller has no plan or intention to cause FTPS Partners to, liquidate, dissolve, merge with or into Seller, or elect to be treated as a disregarded entity for U.S. federal income tax purposes.

(e)          All deficiencies asserted or assessments made as a result of any examinations by any Government Entity of the Tax Returns relating to the Transferred Assets, the Business, the Companies or the Canadian Sub have been fully paid, and there are no other audits or investigations by any Government Entity in progress, nor has any of Seller or its Affiliates or the Canadian Sub received any notice from any Government Entity that it intends to conduct such an audit or investigation relating to the Transferred Assets, the Business or the Canadian Sub.

(f)            No claim has been made by a Government Entity in a jurisdiction in which any of Seller or its Affiliates or the Canadian Sub does not currently file a Tax Return such that any of Seller or its Affiliates or the Canadian Sub is or may be subject to taxation by that jurisdiction in respect of the Transferred Assets, the Business or the Canadian Sub.

(g)         No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Companies or the Canadian Sub has been executed or filed with any Government Entity by or on behalf of Seller, the Companies, FTFC, or the Canadian Sub.  Neither Seller nor the Companies, nor FTFC, nor the Canadian Sub have requested any extension of time within which to file any Tax Return with respect to the Companies, the Business, the Canadian Sub or the Transferred Assets, which Tax Return has since not been filed.

(h)         Seller is not a “foreign person” within the meaning of section 1445 of the Code.

(i)             None of the Transferred Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(j)             No power of attorney with respect to any Tax matter is currently in force with respect to the Transferred Assets, the Business, the Companies or the Canadian Sub that would, in any manner, bind, obligate or restrict the Companies or the Canadian Sub.

(k)          Neither Seller nor any of its Affiliates nor the Canadian Sub has executed or entered into any agreement with, or obtained any consents or clearances from, any Government Entity, or has been subject to any ruling guidance specific to any Seller or its Affiliates or the Canadian Sub, that would be binding on the Companies or the Canadian Sub for any taxable period (or portion thereof) ending after the Closing Date.

(l)             The Companies and the Canadian Sub (i) are not a party to and are not bound by any Tax sharing, indemnification or allocation agreement or arrangement, (ii) have not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return and (iii) have no liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

Section 3.19                                Environmental Matters.  (a)  With respect to the Business, to the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), Seller and the Canadian Sub are in material compliance with all Laws relating to environmental contamination, pollution or the protection of the environment, natural resources or human health and safety as it relates to exposure to any harmful substance (“Environmental Laws”).

(b)         With respect to the Business, to the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), none of Seller, FTFC or the Canadian Sub has received any notice of any claim, demand, action, suit, Legal Proceeding, or other communication by any person alleging any violation of, or any actual or potential Liability under any Environmental Law (“Environmental Claim”), and, to the Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), there is no Environmental Claim currently threatened with respect to the Business or the Transferred Assets.

(c)          Notwithstanding any other representation or warranty in Article III, the representations and warranties in this Section 3.19 constitute the sole representations and warranties of Seller with respect to any Environmental Law or Environmental Claim.

Section 3.20                                Customers.

(a)          Schedule 3.20(a) contains (i) a list of the Customers of the Business that are parties to a Transferred Contract pursuant to which the Business received or was entitled to receive $750,000 or more in gross revenue (net of interchange) as such amount is included in the Historical Financial Statements during 2008, in each case, reflecting (1) the total dollar amount of gross revenue (net of interchange) to each such Customer for calendar years 2006, 2007 and 2008 and (2) whether the Transferred Contract to which each such Customer is a party requires a consent to any of the Transactions, and (ii) (A) a list of the top twenty five (25) customers (by 2008 gross revenue (net of interchange)) of the Merchant Processing Business, specifying for each such Customer the applicable volume (credit dollar volume and debit transactions) and an indication whether such customer will require a consent pursuant to Section 3.3 hereof, and (B) the aggregate volume (credit dollar volume and debit transactions), for the remaining customers of the Merchant Processing Business.  The pricing and/or other material terms and conditions offered by the Business to the Customers described in Section 3.20(a)(i) are independent of any such customer relationship(s) with Seller and its Affiliates outside of the Business and, to the extent any such Customers have customer relationship(s) with Seller and its Affiliates outside of the Business, the pricing and/or other material terms and conditions offered by the Business to such Customers do not differ materially from the pricing and/or terms and conditions offered by the Business to Customers of similar size (by annual gross revenue (net of interchange)) that receive similar services but that do not have similar customer relationship(s) with Seller and its Affiliates outside of the Business.

(b)         Except as set forth on Schedule 3.20(b), as of the date hereof, neither Seller nor FTFC has received any oral or written notice from any Customer listed on Schedule 3.20(a) that such Customer intends to terminate, cancel, not to renew, or to otherwise modify or amend, or to request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms), any such Transferred Contract to which it is a party.

(c)          Schedule 3.20(c) contains a list of the customer acquisition and/or renewal costs (including, but not limited to, signing bonuses and similar amounts paid to customers and, for customers of the merchant acquirer division of the Business, the cash equivalent of services rendered for such purposes) for each of the last three years for (i) each of the top twenty five (25) customers of the Merchant Processing Business (by 2008 Net Revenues), (ii) each of the top twenty five (25) customers of the EFT Business (by 2008 Net Revenues) and (iii) the remaining Customers of the Merchant Processing Business and the EFT Business combined, in each case, as reported in the Historical Financial Statements (other than the Unaudited Canadian Financial Statements).

Section 3.21                                Suppliers.  Schedule 3.21(a) contains a list of the suppliers to the Business that are parties to a Transferred Contract pursuant to which the Business paid or was obligated to pay $750,000 or more for goods and services during the 2008 calendar year, and showing the total dollar amount paid for such goods and services received for the most recent fiscal year, in each case, as reported in the Historical Financial Statements.  Except as set forth on Schedule 3.21(b), as of the date hereof, Seller has not received any oral or written notice from any such supplier that such supplier intends to terminate, cancel, not to renew, or to otherwise modify or amend, or to request an amendment or modification of, in any material respect (including any material increase or change to the pricing terms), such Transferred Contract to which it is a party.

Section 3.22                                Ownership and Operations of the Companies.  As of the date of this Agreement, Seller owns, and at all times prior to the Closing will own, directly or indirectly, in the aggregate, 100% of the issued and outstanding membership interests of Holdco, free and clear of all Encumbrances.  As of the date of this Agreement, Seller owns, and at all times prior to the Contribution will own, and following the Contribution Holdco will at all times prior to the Closing own, 100% of the issued and outstanding membership interests of Opco, free and clear of all Encumbrances.  Prior to the Contribution, none of the Companies shall have any material assets or material Liabilities (other than assets of the Business or cash or otherwise as agreed herein) and will engage in no material operations or activities, other than as contemplated herein, in any Ancillary Agreement or in any other document, agreement or instrument contemplated thereby or as may be reasonably necessary in connection with its formation or any of the foregoing.  Except for Opco, in which Holdco will hold 100% of the equity interest as, Holdco has no subsidiaries (other than CMC LLC), does not own, directly or indirectly, any capital stock, membership interest or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or similar Person.  Opco has no subsidiaries (other than the CMC Business), does not own, directly or indirectly, any capital stock, membership interest or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or similar Person.  As of the Closing, FTFC owns 100% of the issued and outstanding membership interests of

Canadian Sub, free and clear of all Encumbrances.  The Canadian Sub has no subsidiaries, does not own, directly or indirectly, any capital stock, membership interest or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or similar Person.

Section 3.23                                Related Party Transactions.  Except as set forth on Schedule 3.23, there are no Transferred Contracts or other arrangements related to the Business to which any of Sellers or its Affiliates or any of their respective directors or officers (“Related Persons”) is a counterparty.

Section 3.24                                Regulatory Matters; Security Breaches; Outages.

(a)          There has been no failure by the Business to comply with the applicable by-laws, operating rules and identification standards manual of, and any other rules, regulations, manuals, policies and procedures promulgated by, Visa U.S.A., Inc. and its subsidiaries and Affiliates, MasterCard Incorporated and its subsidiaries and Affiliates or any other applicable bankcard associations or networks, gateway services or other networks or the payment card industry (including Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security program, MasterCard’s Site Data Protection program and Discover Network’s Debit and Prepaid Operating Regulations), in each case, as may be in effect from time to time (collectively, “Network Rules”) that would adversely affect Opco’s membership or participation in the applicable network.  Except as set forth on Schedule 3.24(a), the Business is not subject to any Liabilities arising out of any actual or alleged violation of Network Rules.

(b)         The Business has implemented, and is in material compliance with, commercially reasonable technical measures to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data.  Except as set forth in Schedule 3.24(b), since January 1, 2006, to Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), there has been no actual or perceived breach of security, or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by the Business involving data of customers, suppliers, consumers or other similarly situated individuals impacting more than 50 individuals in connection with any such particular breach.

(c)          Except as set forth in Schedule 3.24(c), since January 1, 2006, to Seller’s Knowledge and FTFC’s Knowledge (in the case of FTFC, only with respect to the Canadian Sub), there have been no facts or circumstances that would require the Business to give notice to any customers, suppliers, consumers or other similarly situated individuals of any actual or perceived data security breaches pursuant to a Law requiring notice of such a breach (e.g., California Civil Code Section 1798.82 or any similar laws of any other jurisdiction).

Section 3.25           Master Lease Agreement.  The pricing, pass-through costs, other out-of-pocket costs and other material terms and conditions under the Master Lease Agreement in the aggregate are no less favorable to Opco than the transfer pricing, pass-through costs and other material terms and conditions applicable to the Business and its operation in the same properties during the year prior to the date hereof, subject to reasonable and customary price adjustments (“Acceptable Adjustments”) and pass-through increases imposed by third parties (“Acceptable Increases”).

Section 3.26           Transition Service Agreement.  The pricing, pass-through costs, other out-of-pocket costs and other material terms and conditions under the Transition Service Agreement in the aggregate are no less favorable to Opco than the transfer pricing, pass-through costs, other out-of-pocket expenses and other material terms and conditions applicable to the Business and its receipt of similar services from Seller and its Affiliates during the year prior to the date hereof, subject to Acceptable Adjustments and Acceptable Increases.

Section 3.27           Master Services Agreement.  The pricing, pass-through costs, other out-of-pocket costs, service-level requirements and other material terms and conditions under the Master Services Agreement in the aggregate are no less favorable to the Companies than the transfer pricing, pass-through costs, other out-of-pocket costs, service-level requirements and other material terms and conditions applicable to the Business and its provision of the same services to Seller and its Affiliates during the year prior to the date hereof, subject to Acceptable Adjustments and Acceptable Increases.

Section 3.28           Reserved.

Section 3.29           Referral Agreement.  The pricing, pass-through costs, other out-of-pocket costs and other material terms and conditions under the Referral Agreement in the aggregate are no less favorable to the Companies than the transfer pricing, pass-through costs, other out-of-pocket costs and other material terms and conditions applicable to the Business and its provision of the same services to Seller and its Affiliates during the year prior to the date hereof.

Section 3.30           Sponsorship Agreement.  The terms and conditions of the Sponsorship Agreement, the arrangement between Opco and Seller contemplated thereby, Opco’s membership, sponsorship into, or participation in, the Card Associations (as defined in the Sponsorship Agreement) contemplated thereby and the Clearing, Settlement and Sponsorship Services (as defined in the Sponsorship Agreement) to be performed by Seller and its Affiliates to Opco as contemplated thereby are permitted under all Network Rules of the Card Associations, and, to Seller’s Knowledge, none of the Card Associations has disclosed any intent to, or has prohibited or otherwise limited or imposed additional restrictions applicable to such arrangement.  The Card Associations of which Opco will become a member, into which Opco will be sponsored, or in which Opco will participate pursuant to the Sponsorship Agreement represent all of the payment card networks of which the Business is a member, into which the Business is sponsored, or in which the Business participates, as of the date hereof and as of immediately before the Closing.

Section 3.31           Representations under the Ancillary Agreements.  At the Closing each of the representations and warranties made by the Companies under any of the Ancillary Agreements shall be true and correct in all respects, and immediately following the Closing the Companies will not be in breach of any of their covenants or obligations under any of the Ancillary Agreements.

Section 3.32           Insurance.  Each of Seller and Canadian Sub, as applicable, has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Transferred Contracts, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and the Transferred Assets, and Schedule 3.32 sets forth with respect to the Business other than the Canadian Sub a loss run for claims in excess of $50,000 made with respect to the Business and/or the Transferred Assets under such policies within the last three years.  Excluding insurance policies that have expired and been replaced in the Ordinary Course, no insurance policy with respect to the Business other than Canadian Sub has been cancelled within the last two years and, to the Seller’s Knowledge, no threat has been made to cancel any insurance policy of Seller during such period, and to FTFC’s Knowledge, no insurance policy with respect to Canadian Sub has been cancelled within the last two years.  No event has occurred, including the failure by Seller or, to FTFC’s Knowledge, Canadian Sub to give any notice or information, or Seller or, to FTFC’s Knowledge, Canadian Sub giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or, to FTFC’s Knowledge, Canadian Sub under any such insurance policies.

Section 3.33           Solvency.  Immediately after giving effect to the Closing and the Transactions, Seller and its Subsidiaries and FTFC (a) will be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) shall have adequate capital to carry on their respective businesses.  No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Subsidiaries.  Seller acknowledges that it is selling the Transferred Assets to the Companies in exchange for reasonably “equivalent value,” as such term or similar terms are used in any potentially applicable fraudulent conveyance Laws.

Section 3.34           No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 6.2(d), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1             Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted.  Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.2             Authorization.  Buyer has full power and authority to execute and deliver this Agreement and will have full power and authority at Closing to execute and deliver each of the Ancillary Agreements and other Closing documents referenced herein to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement has been duly and validly authorized and of each of the Ancillary Agreements and other Closing documents referenced herein to which it is a party will have been duly and validly authorized at Closing, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or will be required in connection with the execution, delivery and performance by Buyer of any of the Ancillary Agreements and other Closing documents referenced herein to which it is a party.

Section 4.3             Consents and Approvals.  Except as set forth on Schedule 4.3, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Government Entity or Self-Regulatory Organization or other Person in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or the other Closing documents referenced herein to which it is a party, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements and the other Closing documents referenced herein to which it is a party.

Section 4.4             Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the other Closing documents referenced herein to which it is a party, and the consummation of the Transactions, do not, in the case of this Agreement, and will not as of the Closing, in the case of this Agreement, the Ancillary Agreements and other Closing documents referenced herein, (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Buyer and (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3 or required to be made or obtained by Seller, to the actual knowledge of Buyer, violate or result in a breach of or constitute a default under any Law to which Buyer is subject, other than, in the case of clause (ii), breaches, defaults or violations that would not, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.5             Binding Effect.  This Agreement, when executed and delivered by Seller, constitutes, and each of the Ancillary Agreements and other Closing documents referenced herein to which Buyer is a party, when executed and delivered by Buyer, Seller and the other parties thereto, will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms.

Section 4.6             Finders’ Fees.  Except for fees payable to Morgan Stanley, which will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer in connection with the Transactions.

Section 4.7             Litigation and Claims.  Except as set forth on Schedule 4.7, there is no Legal Proceeding pending or, to the actual knowledge of Buyer (after due inquiry of the employees primarily responsible for the subject matter in question), threatened against Buyer or any of its Affiliates that, individually or in the aggregate, would materially impair or delay the ability of Buyer to effect the Closing or affect the Business.  Buyer is not subject to any Order that, individually or in the aggregate, would materially impair or delay the ability of Buyer to effect the Closing or materially affect the Business.

Section 4.8             Equity Commitments.  Buyer has delivered to Seller true and complete copies of the equity commitment letters, dated as of the date hereof, between Buyer and each of the funds managed by Advent International Corporation named therein (collectively, the “Equity Commitments”), pursuant to which the equity investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the respective amounts set forth therein, and of which Seller is a third party beneficiary and entitled to specific performance of the terms thereof (collectively, the “Commitment”).  None of the Equity Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Equity Commitments have not been withdrawn or rescinded in any respect.  The Equity Commitments are in full force and effect and are the valid, binding and enforceable obligations of Buyer and the other parties thereto.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the Commitment, other than as set forth in or contemplated by the Equity Commitments.  Subject to the terms and conditions of the Equity Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Equity Commitments will be sufficient to pay the amounts payable by Buyer pursuant to this Agreement.

Section 4.9             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 6.3(d), neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1             Access and Information.  (a)  From the date hereof until the Closing, subject to any applicable Laws, Seller and FTFC shall (i) afford Buyer and its representatives access, during regular business hours and upon reasonable advance notice, to the Applicable Employees and the assets, books and records of the Business (including payroll information and employee data), (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests in writing and (iii) instruct the Applicable Employees, and its counsel and financial advisors to cooperate with Buyer in its investigation of the Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that (x) based on advice of Seller’s counsel, could create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or could destroy any legal privilege or (y) in the reasonable judgment of Seller, could (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, Seller has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality.  All requests for information made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller.  All information received pursuant to this Section 5.1(a) shall be governed by the terms of Section 5.10.

(b)   Following the Closing, upon the request of another Party, each of Seller, FTFC, Buyer, the Companies and the Canadian Sub shall, to the extent permitted by Law and confidentiality obligations existing as of the Closing, grant to a requesting Party and its representatives during regular business hours, the right, at the expense of such requesting Party, to inspect and copy the books, records and other documents in the granting Party’s possession pertaining to the operation of the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) with respect to Seller and FTFC, for purposes of preparing the requesting Party’s Tax Returns and with respect to the Companies, for any purpose reasonably related to the Transaction; provided, however, that the requesting Party agrees such access will give due regard to minimizing interference with the operations, activities and Employees of the granting Party.  In no event shall Seller, FTFC or Buyer have access to the consolidated federal, state or local Tax Returns of the other Parties.

Section 5.2             Conduct of Business.

(a)   During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as Buyer otherwise agrees in advance, Seller and FTFC shall conduct, and shall cause their respective Affiliates to conduct, the Business in the Ordinary Course and use their commercially reasonable efforts, as applicable, to preserve intact the Business, the Transferred Assets and their relationships with the counterparties to the Transferred Contracts and the Applicable Employees.  Without limiting the foregoing, during the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law or as Buyer otherwise agrees in advance, Seller and FTFC, as applicable, shall:

(i)          maintain insurance upon the Transferred Assets and the material assets of the Canadian Sub in such amounts and of such kinds comparable to that in effect on the date hereof;

(ii)         continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts;

(iii)        comply with the IT capital expenditure plan of Seller and its Affiliates for fiscal year 2009 (including making such capital expenditures in the amounts set forth in such plan), which plan is set forth as Exhibit 5.2(a) attached hereto; and

(iv)       pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of any Transferred Intellectual Property owned by Seller or its Affiliates and subject to a pending application or registration.

(b)   Without limiting the generality of the foregoing, during the period from the date hereof to the Closing and except as otherwise expressly provided by this Agreement or as required by Law or with the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller and FTFC shall not, and shall not permit their respective Affiliates to, with respect to the Companies, the Business, the Transferred Assets or the Assumed Liabilities:

(i)          incur, create or assume any Encumbrance on any Transferred Asset or material asset of the Canadian Sub other than a Permitted Encumbrance;

(ii)         except in relation to the transactions set forth in Schedule 5.2(b)(ii) or as expressly provided for in this Agreement or the Ancillary Agreements, acquire any material properties or assets that would be Transferred Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any assets that would be Transferred Assets or material assets of the Canadian Sub, other than in the Ordinary Course;

(iii)        except in connection with the Contribution, transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Companies or the Canadian Sub;

(iv)       terminate or materially extend or materially modify any Transferred Contract, except in the Ordinary Course and except for such amendments as may be reasonably necessary or advisable in order to obtain any required consent to assignment;

(v)        settle any claims, actions, arbitrations, disputes or other Legal Proceedings (i) that would result in Seller or any of its Affiliates being enjoined in any respect material to the Transactions, or the Business or (ii) for an amount, in the aggregate, exceeding $5,000,000;

(vi)       change any accounting method or practice of Seller that has a material impact on the Business, except in the Ordinary Course or except as required by Law or any Government Entity or Self-Regulatory Organization;

(vii)      amend the organizational documents of any of the Companies or the Canadian Sub, except as provided in this Agreement and except with respect to the Canadian Sub as necessary to make them consistent with this Agreement, the Holdco LLC Agreement and the related applicable agreements, or cause any of the Companies or the Canadian Sub to enter into or agree to enter into any merger or consolidation with any corporation or other entity;

(viii)     except for transfers of cash pursuant to normal cash management practices and advances for business expenses in the Ordinary Course, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any agreement with any Related Persons;

(ix)        enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any of the Companies or the Business to compete with or conduct any business or line of business in any material way in any geographic area or solicit the employment of any persons;

(x)         other than as required by Law (A) hire any executive officers of the Business, (B) increase the salary or other compensation of any director or employee of the Business except for normal increases in the Ordinary Course, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee or director of the Business, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Business or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Business (or amend any such agreement) to which any of Seller or its Subsidiaries is a party;

(xi)                   except in the Ordinary Course (i) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness other than the Notes; (ii) pay, repay, discharge, purchase, repurchase or satisfy any indebtedness; or (iii) modify the terms of any indebtedness;

(xii)       make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability, change (or make a request to any Government Entity to change) any method of accounting or accounting period for Tax purposes, surrender any material claim for a refund of Taxes, enter into any closing agreement relating to any Tax, consent to any waiver or extension of any period for the assessment or collection of any Tax, file any material amended Tax Return or take any similar action relating to the filing of any Tax Return or the payment of any Tax if such other action would have the effect of increasing the Tax liability for the Companies or CMC LLC for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date;

(xiii)      terminate, amend or waive any material rights under any Transferred Intellectual Property or Seller Licensed Intellectual Property, other than in the Ordinary Course;

(xiv)      intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue at such time; or

(xv)       authorize or enter into any agreement or commitment prohibited by this Section 5.2 or that would be reasonably expected to have a Material Adverse Effect.

Section 5.3             Reasonable Best Efforts; Transition Plan; HSR.  (a)  Each of Seller, FTFC and Buyer shall cooperate and use their respective reasonable best efforts to fulfill or cause to be fulfilled as promptly as practicable the conditions precedent to the other’s obligations hereunder, including securing all consents, approvals, waivers and authorizations required in connection with the Transactions.  Without limiting the generality of the foregoing, Buyer, FTFC and Seller shall make all appropriate filings and submissions required by the U.S. Antitrust Laws and any other Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor.  As promptly as reasonably practicable after the date of this Agreement, Seller shall contact the counterparties to each of the Merchant Contracts and Financial/EFT Contracts in order to secure consents required to transfer such contract to the Companies.

(b)   Seller, the Companies and Buyer shall use their reasonable best efforts, as soon as reasonably practicable after the date hereof but in no event later than 6 months after the date hereof, to develop a transition plan for the Business (the “Transition Plan”) that is consistent with the terms and conditions set forth in Schedule 5.3(b)(i) (the “Transition Plan Term Sheet”), including with respect to targeting a transition from the services specified in the Transition Plan as soon as practicable after Closing and within 24 months of the date on which the Transition Plan is completed. Prior to the Closing, the parties shall jointly develop a preliminary transition plan that is not inconsistent with the description thereof in the Transition Plan Term Sheet.  Following completion of the Transition Plan, Seller, the Companies and Buyer shall implement the Transition Plan on the terms and conditions set forth therein.  In addition, Seller, the Companies and Buyer hereby agree that they shall cooperate with each other in good faith in developing, negotiating, finalizing and implementing the Transition Plan, including the various elements and phases thereof, and shall develop, negotiate, finalize and implement the Transition Plan in a timely manner in accordance with the terms of this Section 5.3(b), the Transition Plan Term Sheet and the Transition Plan.  Seller’s and Buyer’s initial designees to the Steering Committee are set forth on Schedule 5.3(b)(ii), Seller’s and Buyer’s initial designees to Holdco’s Board of Directors are set forth on Schedule 5.3(b)(iii) and Seller’s two designated replacement members for each of the Board and the Steering Committee are set forth on Schedule 5.3(b)(iv) (each person identified on Schedule 5.3(b)(iv) is referred to herein as an “Approved Replacement”).

(c)   Seller and the Companies, on the one hand, and Buyer, on the other hand, shall cooperate with each of the other parties hereto and shall furnish to the other parties hereto all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any Antitrust Law, and in connection with resolving any investigation or other inquiry by any Government Entity under any U.S. Antitrust Laws with respect to the Transactions.  Seller and each of the Companies, on the one hand, and Buyer, on the other hand, shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such Transactions.  None of the parties hereto shall participate in any meeting with any Government Entity in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting.  The Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and Legal Proceedings under or relating to the HSR Act or other U.S. Antitrust Laws.  The cooperation among the Parties shall include, with respect to making a particular filing, providing copies of all such documents to the non-filing Parties and their advisors prior to filing (subject to applicable Law and provided, that the Parties hereto shall not be required to provide to each other any documents or other materials related to a Party’s valuation of the Transactions) and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith.

Section 5.4             Tax Matters.  (a)  Seller’s Liability for Taxes.  Seller shall be liable for (i) any Taxes, including any Transfer Taxes, imposed with respect to the Transferred Assets, the Opco Interests, the CMC Business, the CMC LLC Interests, the Transferred Canadian Sub Stock or any income or gain attributable to or derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes, including Transfer Taxes, imposed with respect to the Transferred Assets, the Opco Interests, the CMC Business, the CMC LLC Interests, the Transferred Canadian Sub Stock or any income or gain attributable to or derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, and (iii) any Liability of the Business, the Companies or CMC LLC for unpaid Taxes of any person under Treas. Reg. 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, which Liability relates to membership in a consolidated, combined or unitary Tax group prior to the Closing or to an event or transaction occurring or contract entered into before the Closing.

(b)   Holdco Liability for Taxes.  Holdco shall be liable for (i) any Taxes imposed with respect to the Transferred Assets, the Opco Interests, the CMC Business, the CMC LLC Interests, or any income or gains attributable to or derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date (but excluding any income Taxes imposed on any member of Holdco with respect to its distributive share of the income of Holdco and any Section 704(c) gains attributable to the built-in gains in the Transferred Assets as of the Closing), and (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Transferred Assets, the Opco Interests, the CMC Business, the CMC LLC Interests, or any income or gains attributable to or derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date (but excluding any income Taxes imposed on any member of Holdco with respect to its distributive share of the income of Holdco and any Section 704(c) gains attributable to the built-in gains in the Transferred Assets as of the Closing Date).

(c)   The Canadian Sub Liability for Taxes.  The Canadian Sub shall be liable for (i) any Taxes imposed with respect to the Canadian Sub, or any income or gains attributable to or derived with respect thereto for any taxable period, or portion thereof, and (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Canadian Sub, or any income or gains attributable to or derived with respect thereto for any taxable period, or portion thereof.

(d)   Proration of Property Taxes.  Those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(e)   Transfer Taxes.  All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of transfers of Transferred Assets, Opco Interests, the Transferred Canadian Sub Stock, CMC LLC Interests, and the membership interests of CMC LLC to Holdco or Opco, as the case may be, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Seller.  Buyer, the Companies and the Canadian Sub shall cooperate to qualify for each occasional sale exemption that is available under the Laws of each applicable jurisdiction.  Any similar taxes imposed on the sale of the Class A Units to the Buyer shall be borne by the Company.  Any similar taxes imposed on the sale of the Transferred Canadian Sub Stock to the Buyer shall be borne 51% by the Buyer and 49% by the Seller.

(f)    The Companies Claiming, Receiving or Using of Refunds and Overpayments.  If, after the Closing, any of the Companies or their respective Affiliates or the Canadian Sub (i) receive any refund or (ii) utilize the benefit of any overpayment or prepayment of Taxes which, in either case, (x) relates to a Tax paid by Seller or any of its Affiliates that is not the subject of indemnification by the Companies hereunder, or (y) relates to a Tax that is the subject of indemnification by Seller hereunder, but in each case other than a refund (or other benefits of any overpayment) that (i) is reflected as a current asset on the Closing Statement or (ii)

attributable to a carryback of losses or other Tax attributes from any taxable period, or portion thereof, beginning after the Closing Date, the Companies or the Canadian Sub shall, as promptly as reasonably practicable, transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment received or utilized by the Companies or their Affiliates or the Canadian Sub.  The Companies and the Canadian Sub agree to notify Seller, as promptly as reasonably practicable, of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment.  The Companies and the Canadian Sub agree to furnish, as promptly as reasonably practicable, to Seller all information, records and assistance reasonably necessary to verify the amount of the refund or overpayment in a commercially reasonable manner.

(g)   Determination and Allocation of Consideration.  The parties hereto agree to determine the amount of and allocate the total consideration transferred to Seller pursuant to this Agreement (the “Consideration”) in accordance with the fair market value of the assets and liabilities of Holdco and shall prepare a schedule of Buyer’s adjustments under Section 743 of the Code.  Seller shall provide Buyer and Holdco with one or more schedules allocating the Consideration and setting forth the Section 743 basis adjustment within 90 days after the Closing Date.  If Buyer disagrees with any items reflected on the schedules so provided, Buyer shall notify Seller of such disagreement and its reasons for so disagreeing, in which case Seller and Buyer shall attempt to resolve the disagreement.  To the extent Seller and Buyer cannot agree on a mutually acceptable determination and/or allocation of the Consideration and Section 743 adjustment, such determination and/or allocation shall be made by the CPA Firm, whose decision shall be final and binding and whose expenses shall be shared equally by Seller, on the one hand, and Buyer on the other hand.  The determination and allocation of the Consideration and Section 743 adjustment derived pursuant to this Section 5.4(f) shall be binding on the parties hereto for all Tax reporting purposes.

(h)   Maintenance of Opco’s Transferred Books and Records.  Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Opco shall retain all Transferred Books and Records with respect to the Business in existence on the Closing Date and after the Closing Date will provide Seller access to such Transferred Books and Records for inspection and copying by Seller, or its agents upon reasonable request and upon reasonable notice.

(i)    Holdco 754 Election.  Holdco shall make a timely and effective election under Section 754 of the Code (and any equivalent election for applicable state and local income Tax purposes), which Section 754 election (and equivalent election) shall be filed by Holdco with its U.S. federal income Tax Return (and applicable state and local income Tax Returns) for the taxable year of Holdco that includes the Closing Date and shall be effective for such year, together with any other forms necessary for the completion of a valid Section 754 election (and equivalent election) effective as of such taxable year, and Seller shall take any action necessary to give effect to such election, including without limitation providing any information and signing any document that may reasonably be requested by Buyer in connection therewith.  Holdco shall provide to Buyer a copy of the draft entity Tax Returns proposed to be filed by Holdco for the taxable year of Holdco that includes the Closing Date at least 45 days prior to the applicable due date for each such filing, with opportunity for Buyer to comment thereon, and Holdco shall file such returns with the applicable Tax authorities only with the consent of Buyer, which shall not be unreasonably delayed or withheld.

Section 5.5             Employee and Benefits Matters.  (a)  Offers of Employment.  Prior to the End Date (as defined in Exhibit A to the Transition Service Agreement), Opco shall make a written offer of employment to each Applicable Employee, effective upon the Transfer Date, (as defined below), which offer shall (i) be at salary or hourly wage rates (as the case may be) not less than the salary or wage rates received by the Applicable Employees immediately prior to the Transfer Date, (ii) provide an annual incentive compensation opportunity that is comparable to the Applicable Employee’s annual incentive compensation opportunity immediately prior to the Closing Date; provided that the performance metrics applicable to any such annual incentive compensation opportunity provided after the Closing Date may be adjusted by Opco in its sole discretion, and (iii) be for employment at the same work location (or within 30 miles of such location) and in the same or substantially similar positions and with similar duties to the positions held by, and the duties performed by, the Applicable Employees immediately prior to the Transfer Date.  For purposes of this Agreement, each of the Applicable Employees who affirmatively accepts Opco’s offer of employment and commences working for Opco on or after the Closing Date shall become a “Transferred Employee” on the latest of (i) the Closing Date, (ii) the first Business Day following the End Date (subject to continued employment), or (iii) if such Applicable Employee is identified on Schedule 5.5(a)(ii) as on disability (long term or short term) or on leave of absence (each such Applicable Employee, an “Absent Employee”) and, as applicable, has not returned to active employment prior to the End Date, the date on which such individual returns to active employment (provided such individual must return to active employment within six months of the Closing Date, otherwise such individual’s offer of employment will automatically expire).  Without limiting the foregoing, for purposes of this Agreement, the “Transfer Date” shall mean the date on which an Applicable Employee becomes a Transferred Employee in accordance with the immediately preceding sentence.  Effective as of the first Business Day following the End Date, Opco agrees that the Applicable Employees identified on Schedule 5.5(a)(iii) as being necessary for Seller’s performance of their respective obligations under this Agreement or the Transition Service Agreement (each such Applicable Employee, a “Necessary Employee”), shall be made available to Seller at the sole expense of Opco until such time as such Necessary Employee is no longer necessary for Seller to satisfy such obligations under the Transition Service Agreement.  All such offers of employment pursuant to this Section 5.5(a) will be for employment-at-will, and Opco may terminate any Transferred Employee at any time and for any reason following the applicable Transfer Date.

(b)   Employee Benefits; Crediting of Service.  On and after their applicable Transfer Dates and until the first anniversary of the Closing, Opco shall make available to Transferred Employees (and their eligible spouses, dependents and beneficiaries) defined contribution pension and welfare benefits that are substantially comparable, in the aggregate, to the defined contribution pension and welfare benefits provided to Transferred Employees (and, as applicable, their eligible spouses, dependents and beneficiaries) under Seller’s or its Affiliates’ Benefit Plans immediately prior to the Closing Date without limitations based upon pre-existing conditions (and the amount of year-to-date deductibles incurred by Transferred Employees prior to their applicable Transfer Dates under Seller’s or its Affiliates’ Benefit Plans shall be credited toward satisfaction of deductibles under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by Opco (the “Company Plans”) for the year in which the Transfer Date occurs); provided, however, any Benefit Plan which is an equity-based plan, stock purchase plan, defined benefit pension plan, or retiree health and welfare plan shall be excluded for purposes of comparability.  Opco shall ensure that the Company Plans grant full credit for all service or employment with, or recognized by, Seller and its Affiliates for purposes of eligibility, participation and vesting with respect to any Company Plan (but not benefit accrual) that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and, for purposes of eligibility, participation and determining the amount of any benefit with respect to any Company Plan that is a vacation or other program that is affected by seniority and any Company Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any severance plan or sick plan; provided, that Opco’s vacation plan shall be able to offset, for the year in which the Transfer Date occurs, the vacation credited to the Transferred Employees pursuant to Section 5.5(d).

(c)   Welfare Benefits Generally.  (i)  Seller shall be solely responsible for:  (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee or his or her spouse, dependent or beneficiary before the applicable Transfer Date, regardless of whether such claims are made and/or identified prior to or after the Transfer Date; (B) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Applicable Employee (or his or her spouse, dependent or beneficiary) who does not become a Transferred Employee, whether incurred before, on or after the Closing Date and (C) claims relating to COBRA Coverage attributable to “qualifying events” occurring before or on the Transfer Date, and all claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Applicable Employee who does not become a Transferred Employee and his or her eligible beneficiaries and dependents occurring before, on, or after the Transfer Date; and (ii) the Companies shall be solely responsible for: (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after the applicable Transfer Date (except to the extent the Transferred Employee or any beneficiary or dependent thereof has elected COBRA Coverage under Seller’s Welfare Benefits plans) and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her eligible beneficiaries and dependents that occur after the applicable Transfer Date; it being understood by both parties that any such liability incurred by Seller after the Closing Date with respect to an Applicable Employee shall be reimbursed by Opco to Seller to the extent provided in the Transition Service Agreement.  For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose.  A disability or workers’ compensation claim shall be considered incurred on or before the applicable Transfer Date if the injury or condition giving rise to the claim occurs on or before such date.

(d)   Vacation.  Opco shall ensure that its vacation policy grants full credit for purposes of eligibility, participation and determining the amount of any accrued vacation benefits to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date. Opco shall assume the liability for accrued vacation with respect to any Transferred Employee as of the Transfer Date of such Transferred Employee and allow such Transferred Employee to use such accrued vacation following the Transfer Date.  Seller shall retain all liability with respect to any accrued vacation time to which any Applicable Employee who does not become a Transferred Employee is entitled pursuant to the applicable vacation policy applicable to such Applicable Employee.

(e)   401(k) Plan.  Seller shall effectuate a trust-to-trust transfer of the account balances of Transferred Employees (whether vested or unvested) under any plan that is intended to be a tax-qualified defined contribution retirement plan (collectively, the “Seller 401(k) Plan”) to a plan established by Opco for the benefit of the Transferred Employees that is intended to be a tax-qualified defined contribution retirement plan (the “Opco 401(k) Plan”).  As soon as practicable after the Closing Date (but no later than thirty (30) days after the End Date) Seller shall cause the trustee of the Seller 401(k) Plan to value the account of each Transferred Employee who participates in the Seller 401(k) Plan pursuant to the terms of such plan.  As of such valuation date, Seller shall cause the trustee of the Seller 401(k) Plan to transfer assets equal in value to the amount credited to each such Transferred Employee’s account under the Seller 401(k) Plan to the trust maintained under the Opco 401(k) Plan.  Such transferred assets shall be in cash or other property as determined by Seller with the consent of Opco (except the transferred assets shall also include any promissory notes evidencing outstanding loan balances of Transferred Employees and shall be subject to any qualified domestic relations order pursuant to Section 414(p) of the Code) and shall be transferred in accordance with Section 414(l) of the Code.  Prior to, and as a condition of, any transfer of assets, Seller and Opco shall provide the other with satisfactory evidence that its plan is tax-qualified within the meaning of Section 401(a) of the Code.  As of the transfer date, the Opco 401(k) Plan shall have sole liability for the payment of benefits accrued by Transferred Employees under the Seller 401(k) Plan and transferred in respect of such Transferred Employees and neither the Seller 401(k) Plan nor the Seller or its Affiliates shall have any obligation to Opco or with respect to employees of Opco with respect thereto (except to the extent Seller has made a mistake in the calculation and transfer of assets).  If Seller determines in its sole discretion to make a profit sharing contribution to the Seller 401(k) Plan for the

2009 plan year on behalf of employees of Seller, Seller will make a profit sharing contribution to the Seller 401(k) Plan for each Transferred Employee who (i) is employed by Seller as of the applicable Transfer Date, (ii) is eligible according to the terms of Seller 401(k) Plan, and (iii) remains continuously employed by Seller and Opco (and their respective Affiliates) through December 31, 2009, based on his or her eligible compensation earned from Seller for the period from January 1, 2009 through the applicable Transfer Date.  As soon as practicable following the date of such contribution, Seller shall effectuate a trust-to-trust transfer of the account balances of Transferred Employees resulting from such profit sharing contribution from the Seller 401(k) Plan to the Opco 401(k) Plan.  Seller and Opco shall cooperate with each other (and cause the trustees of the Seller 401(k) Plan and the Opco 401(k) Plan to cooperate with each other) to effectuate the transfers of assets to the Opco 401(k) Plan.

(f)    Employee Withholding and Reporting Matters. With respect to Transferred Employees, from the time such transfer occurs, Opco shall, in accordance with and to the extent permitted pursuant to the “standard procedure” set forth in Revenue Procedure 2004-53, unless otherwise provided in the Ancillary Agreements, be responsible for preparing and filing Form W-2, Wage and Tax Statement, Form W- 3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate for the portion of the calendar year beginning on the day after the applicable Transfer Date.  Seller shall be responsible for such filings with respect to wages paid and taxes withheld by Seller for the portion of the calendar year beginning in January of the year in which the Closing occurs and ending on the applicable Transfer Date.  The parties hereto agree to comply with the procedures described in Section 4 of the Revenue Procedure 2004-53.

(g)   No Third Party Beneficiaries; Information.  Nothing in this Section 5.5, express or implied, (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, (ii) shall limit the right of Opco to terminate any Transferred Employee after the applicable Transfer Date or to modify the terms or conditions of any Transferred Employee’s employment or (iii) shall limit the right of the Canadian Sub to terminate any Canadian Employee after the Closing Date or to modify the terms or conditions of any Canadian Employee’s employment.  Seller shall provide Opco with such information and records ordinarily maintained by Seller that are necessary for Opco to comply with its obligations under this Section 5.5.

(h)              Employee Transition.  The parties hereto shall use their commercially reasonable efforts to (i) establish and have Opco adopt the Company Plans, and (ii) establish all human resource functions necessary to support the day-to-day operations of Opco and its employees no later than December 31, 2009.

(i)               Retiree Medical Benefits.  Seller agrees to make available retiree medical coverage for the benefit of each Transferred Employee who (i) has satisfied the age and service eligibility requirements for such coverage under Seller’s medical plan as of the Transfer Date and (ii) is continuously covered by the Company’s group medical plan from the Transfer Date until retirement.  Such retiree medical coverage shall be on the same terms and conditions as the coverage provided to eligible retirees of Seller from time to time and shall be at the sole expense of such Transferred Employee.  This Agreement does not limit Seller’s ability to terminate or otherwise amend Seller’s retiree medical coverage following the Closing.

(j)               Canadian Sub Employees.  The provisions of this Section 5.5 (other than Section 5.5(g) and this Section 5.5(j)) shall not be applicable to employees of the Canadian Sub. The Canadian Sub shall (i) continue to employ each employee of the Canadian Sub on the Closing Date (the “Canadian Employees”) at the same work location and in the same positions and with the same duties as the positions held by, and the duties performed by, the Canadian Employees immediately prior to the Closing Date and (ii) pay or provide (x) salary or hourly wage rates (as the case may be) not less than the salary or wage rates received by the Canadian Employees immediately prior to the Closing Date, and (y) an annual incentive compensation opportunity that is comparable to the Canadian Employee’s annual incentive compensation opportunity immediately prior to the Closing Date; provided that the performance metrics applicable to any such annual incentive compensation opportunity provided after the Closing Date may be adjusted by the Canadian Sub in its sole discretion.  For at least one year following the Closing Date, the Canadian Sub shall make available to the Canadian Employees (and their eligible spouses, dependents and beneficiaries) defined contribution pension and welfare benefits that are substantially comparable, in the aggregate, to the defined contribution pension and welfare benefits provided to the Canadian Employees (and, as applicable, their eligible spouses, dependents and beneficiaries) immediately prior to the Closing Date.

Section 5.6             Ancillary Agreements.  At the Closing, Seller shall execute and deliver each Ancillary Agreement to which it is a party, each of the Companies shall execute and deliver each Ancillary Agreement to which it is a party and Buyer shall execute and deliver each of the Ancillary Agreements to which it is a party.

Section 5.7             Non-Solicitation; Non-Compete.  (a)  Seller agrees that, during the period commencing on the date hereof and ending on the earlier of the third anniversary of the Closing Date and the first date on which Seller (together with its Affiliates) hold Holdco LLC Interests representing less than 10% of the outstanding Holdco LLC Interests or common stock or other equity securities into which the Holdco LLC Interests may be converted in anticipation of an initial public offering of Holdco or otherwise, neither it nor any of its Affiliates will directly or indirectly, without obtaining the prior written permission of Buyer, except for purposes of implementing the Transition Plan (i) induce or encourage any Applicable Employee to reject Opco’s offer of employment or to accept any other position or employment, (ii) induce or encourage any employee of Opco to terminate his or her employment with Opco, (iii) solicit for employment or any similar arrangement any employee of Opco or (iv) hire or assist any other Person in hiring any employee of Opco; provided, however, that for purposes of this Section 5.7(a) “solicit for employment” and hiring shall not include (i) referrals for employment made by a placement agency or employment service so long as such placement agency or employment service has not targeted employees of Opco, and any hiring resulting therefrom, (ii) responses to any general advertisement not targeted at employees of Opco appearing in a newspaper, magazine, Internet sites or trade publication, and any hiring resulting therefrom, or (iii) solicitation or hiring of an employee of Opco who first contacts Seller on an unsolicited basis.

(b)   Buyer and each of the Companies agree that for the period commencing on the Closing and ending on the second anniversary of the Closing Date, neither Buyer (including any of its Affiliates acting at the direction of Buyer or to whom information concerning the Companies or an Applicable Employee has been provided) nor any of the Companies (including any of their respective controlled Affiliates or any of their other respective Affiliates acting at the direction of the Companies or to whom information concerning the Companies or an Applicable Employee has been provided) will directly or indirectly, without obtaining the prior written permission of Seller, (i) solicit for employment or any similar arrangement any employee (other than, in the case of Opco, an Applicable Employee in a manner consistent with Section 5.5) of Seller or any of its Affiliates with whom Buyer or any of its Affiliates came into contact during the discussions relating to, negotiation of and execution of this Agreement or any Ancillary Agreement or who is then currently involved in providing services to Opco under any Ancillary Agreement, or (ii) hire or assist any other Person in hiring any employee of Sellers or any of its Affiliates with whom Buyer or any of its Affiliates came into contact during the discussions relating to, negotiation of and execution of this Agreement or any Ancillary Agreement or who is then currently involved in providing services to Opco under any Ancillary Agreement; provided, however, that for purposes of this Section 5.7(b) “solicit for employment” and hiring shall not include (i) referrals for employment made by a placement agency or employment service so long as such placement agency or employment service has not targeted employees of Seller or any of its Affiliates, and any hiring resulting therefrom, (ii) responses to any general advertisement not targeted at employees of Seller or any of its Affiliates appearing in a newspaper, magazine, Internet sites or trade publication, and any hiring resulting therefrom, or (iii) solicitation or hiring of an employee of Seller or any of its Affiliates who first contacts Buyer or any of its Affiliates on an unsolicited basis.

(c)   (i) Seller and its Affiliates shall not until the last day of the 54th month following the Closing Date, directly or indirectly, engage in or own or control a financial interest in a Person (other than Holdco or the Canadian Sub or their respective subsidiaries) that engages in the Business (other than as contemplated in Section 5.7(c)(ii) hereof); provided, however, that neither Seller nor any of its Affiliates shall be required to terminate Transferred Contracts that cannot be validly transferred to the Companies under their terms.

(ii)           Notwithstanding Section 5.7(c)(i), neither Sellers nor any of its Affiliates shall be precluded from:  (A) owning up to 10% of the voting equity of any publicly traded Person engaged in the Business; provided, that such investment is a non-controlling investment and for investment purposes; or (B) purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any Person engaged in the Business and continuing to operate such existing Business; provided, that (x) such existing Business shall not represent more than 15% of the consolidated revenues of the business or entity acquired and (y) Seller or its Affiliates, as applicable, divest, sell, dispose of or otherwise transfer, within 12 months of the purchase or acquisition thereof, sufficient assets or businesses of the Business to reduce the consolidated revenues that the Business represents of the business or entity acquired to 15% or less.

Section 5.8             Further Assurances.  From time to time after the Closing Date, each Party shall, and shall cause its respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by another Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transactions.  Seller shall use commercially reasonable efforts to obtain third party releases for the benefit of the Companies and their controlled Affiliates with respect to any Excluded Liabilities described in Section 2.2(b)(vii) with respect to which Seller or its Affiliates themselves obtain, or seek to obtain, such releases.

Section 5.9             Licensed Intellectual Property.  Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, Seller has the sole and exclusive right to prosecute, defend, settle or otherwise control any Legal Proceeding, claim or action relating to the Seller Licensed Intellectual Property, except to the extent such claim is exclusively one between the parties hereto and their Affiliates.

Section 5.10           Confidentiality.  Each Party (the “Receiving Party”) agrees that it will, and will cause its Affiliates and its and its Affiliates’ officers, directors, employees, accountants, consultants, advisors and agents to, hold all information concerning another Party (the “Disclosing Party”) or its Affiliates received by the Receiving Party from the Disclosing Party or its Affiliates (other than information which (i) becomes generally available to the public, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Affiliates, as the case may be, (iii) becomes available to the Receiving Party or, prior to the Closing Date, the Business, on a non-confidential basis from a source other than the Disclosing Party or its Affiliates not reasonably known by the Receiving Party to be prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation, (iv) is required or requested to be disclosed by Law or any Government Entity or Self-Regulatory Organization, (v) may be necessary or advisable to disclose in order to enforce any of the Receiving Party’s rights pursuant to this Agreement or any Ancillary Agreement, (vi) may be necessary or advisable to disclose in connection with any litigation, arbitration, mediation or other similar Legal Proceeding involving the Receiving Party or any of its Affiliates or (vii) may be necessary or advisable to disclose in order for the Receiving Party or its Affiliates, as applicable, to perform their respective obligations pursuant to this Agreement or the Ancillary Agreements) on a confidential basis and not voluntarily disclose (other than pursuant to legal process after an opportunity to restrict or otherwise limit disclosure) to any other Person such information without the prior written consent of the Disclosing Party for a period of three years after the Receiving Party receives the information from the Disclosing Party.

Section 5.11           Notification.  Prior to the Closing, Seller shall, as soon as reasonably practicable, notify Buyer (after Seller has notice thereof), and Buyer shall promptly notify Seller (after Buyer has notice thereof), and keep such other Party advised, as to any litigation pending or, to Seller’s Knowledge or the actual knowledge of Buyer, as applicable, threatened against such Party, FTFC, the Canadian Sub or Opco that challenges such Party’s or FTFC’s ability to effect the Transactions.

Section 5.12           Financial Statements.

(a)   Before Closing, Seller shall provide Buyer with the written certification from a qualified senior executive of Seller to the effect that Seller has, in its possession or access to, all information and resources required to comply with Section 5.12(b).

(b)   Seller shall use its reasonable best efforts to prepare and deliver to Buyer, and to cause its auditors to assist in the preparation of:

(i)          within a reasonable period of time following the Closing, the audited balance sheet and audited statements of income and cash flows of the Business (other than the Canadian Sub), together with the notes thereto, as of and for the years ended December 31, 2006, 2007 and 2008 prepared in accordance with GAAP consistently applied during the periods and at the dates involved and which comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC including Regulation S-X, in order to serve as “predecessor entity” financial statements in a registered public offering under the Securities Act;

(ii)         within a reasonable period of time following the Closing, an audited combined balance sheet and audited statements of income and cash flows of the Business (other than the Canadian Sub) as of, and for the “stub period” running from January 1, 2009 through, the Closing Date to be prepared in accordance with GAAP consistently applied during the periods and at the dates involved and which will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC including Regulation S-X in order to serve as “predecessor entity” financial statements in a registered public offering under the Securities Act; and

(iii)        from time to time as requested by Buyer or the Companies, such other financial statements and financial data of the Business (other than the Canadian Sub) (as of any of the dates and for any of the periods referred to in this Section 5.12), as well as selected financial data for the Business (other than the Canadian Sub) as of and for the years ended December 31, 2004 and 2005 that is of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in registered public offerings under the Securities Act.

(c)   The Companies shall pay all reasonable expenses of Seller’s auditors for such auditors’ assistance to the Companies in the preparation and delivery of the financial statements described in this Section 5.12.

(d)   Seller shall provide to Buyer on or prior to July 15, 2009, an unaudited balance sheet of the Canadian Sub as of the Closing Date and an unaudited income statement of the Canadian Sub for the three months ended June 30, 2009 (collectively, the “Canadian Financial Statements”).

Section 5.13           Applicable Contracts.  Buyer shall cause Opco to use its commercially reasonable efforts to, (a) on and after the Closing Date and to the Reference Date, renegotiate any Applicable Contract for which Seller would otherwise be responsible to make an Applicable Termination Price Adjustment or Applicable Renegotiation Price Adjustment with the applicable counterparty thereto in order to minimize or eliminate such adjustment, (b) on and after the Closing Date, collect any liquidated damages or similar payments with respect to any Applicable Contracts terminated or proposed to be terminated on or prior to the Adjustment Date and (c) on or after the Closing Date, seek the consent of the counterparties to the Applicable Contracts to transfer such Applicable Contracts to Opco in connection with the Transactions.  On the first Business Day following the Reference Date, Buyer shall cause the Company to assign to Seller all outstanding claims for liquidated damages or similar payment with respect to an Applicable Contract regarding which Applicable Termination Price Adjustment or Applicable Renegotiation Price Adjustment was or would be made.  If, after the Reference Date, any of the Companies receives any liquidated damages or similar payment with respect to an Applicable Contract regarding which Applicable Termination Price Adjustment or Applicable Renegotiation Price Adjustment was is made, the Companies shall immediately forward such amount in full to Seller.

Section 5.14           Transition Service.  Seller shall, or shall cause each of its Affiliates that provide an element of the transition service to Opco pursuant to the Transition Service Agreement to, use its reasonable commercial efforts to cooperate with Opco to facilitate the transfer of responsibility for such element to Opco (or its designees) and in all other matters relating to the provision of such transition service.

Section 5.15           Equity Commitments.  Buyer shall not amend or modify the Equity Commitments in any way without the prior written approval of Seller.

Section 5.16           Capital Leases.  Upon the transfer to Opco of an asset that is subject to a capital lease set forth on Schedule 5.16 (a “Capital Lease”), Seller, Buyer, Holdco and Opco shall use their commercially reasonable efforts to cause Seller to assign and Opco to assume the Capital Lease (or portion of such Capital Lease) that relates to such asset; provided that if Seller does not assign or Opco does not assume such Capital Lease (or portion of such Capital Lease), Seller and Opco shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to transfer from Seller to Opco the Liabilities that Opco would have assumed had Opco assumed such Capital Lease (or portion of such Capital Lease).  Any Capital Lease (or portion of such Capital Lease) that Opco assumes pursuant to this Section 5.16 shall be deemed to be a Transferred Contract upon such assumption and Schedule 3.12 shall be deemed to have been amended to include such Capital Lease (or portion of such Capital Lease).

Section 5.17           Canadian Sub.  Subject to applicable Law, prior to the consummation of an IPO (as defined in the Holdco LLC Agreement), the Parties shall take such steps as necessary to cause the capitalization and ownership of the Canadian Sub to be identical to the capitalization and ownership of Holdco, including by transferring shares of common stock of the Canadian Sub concurrently with, and in like percentage as, a transfer of Units (as defined in the Holdco LLC Agreement) of Holdco; provided that the difference between common stock of the Canadian Sub and Units (as defined in the Holdco LLC Agreement) and the difference between FTFC and FTB and its Affiliates shall not be deemed to be a difference in capitalization or ownership for purposes of this Section 5.17.  Subject to applicable Law, the Parties shall take such steps as necessary to cause the Canadian Sub to transfer all or substantially all of its assets concurrently with, and in like percentage as, a transfer of all or substantially all of the assets of the Companies and/or the Companies’ subsidiaries.  Subject to applicable Law, beginning following the Closing but in any event prior to the consummation of an IPO (as defined in the Holdco LLC Agreement), Buyer, Seller and FTFC shall cooperate with each other to devise an alternative arrangement with respect to the inclusion of the Canadian Sub in the Business that is mutually agreeable, reasonable and lawful.

Section 5.18           Certain Actions.  For so long as Seller or any of its Affiliates is a Member (as defined in the Holdco LLC Agreement) of Holdco, prior to moving employees of Holdco and/or its subsidiaries that are employed in Cincinnati, Ohio out of Cincinnati, Ohio, Buyer and Seller shall take into consideration the potential harm to Seller of such action as if such harm were to be suffered by Holdco, including the magnitude of such harm to Seller as compared to the magnitude of the benefits to be achieved by Holdco as a result of such move; it being understood that this Section 5.18 shall not create any liability on the part of Buyer, Seller or Holdco in the event such move is effected, unless the covenant in this Section 5.18 is breached; it being further understood that neither Buyer nor Seller and their respective directors shall have any fiduciary obligation to Holdco or to any other Member as a result of this Section 5.18.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1             Conditions to the Obligations of the Parties.  The obligations of Seller, FTFC, and the Companies, on the one hand, and Buyer, on the other hand, to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)   U.S. Antitrust Laws.  The waiting periods applicable to the consummation of the Transactions under any U.S. Antitrust Laws, including the HSR Act, shall have expired or been terminated.

(b)   No Prohibition; Other Matters.  No Government Entity shall have commenced any legal action or proceeding against Seller or Buyer or their respective Affiliates to enjoin or otherwise prohibit the consummation of the Transactions, which legal action or proceeding has a reasonable probability of succeeding on the merits.  No Law shall be in effect enjoining or otherwise prohibiting the consummation of the Transactions.

(c)   Consents and Approvals.  All Seller Required Approvals, all Company Required Approvals and all Buyer Required Approvals shall have been obtained.

Section 6.2             Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)   Representations and Warranties.  Each of the representations and warranties of Seller (i) set forth in this Agreement (other than those in Sections 3.1, 3.2, 3.5,  3.13(i) and the last sentence of 3.14) shall be true and correct, without giving effect to any limitation as to materiality or Material Adverse Effect qualifiers set forth therein, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); it being understood that any materiality limitations that describe the contents of a Schedule shall not be disregarded; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties of Seller are not so true and correct, unless the failure of such representations and warranties of Seller to be so true and correct, would not, individually or in the aggregate, have a Material Adverse Effect and (ii) set forth in Sections 3.1, 3.2, 3.5, 3.13(i) and the last sentence of 3.14 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

(b)   Covenants.  Each of the covenants and agreements of Seller, FTFC or the Companies to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)   Ancillary Agreements.  Seller, FTFC and each of the Companies shall have executed and delivered the Ancillary Agreements and the other documents required by Section 2.7 or 2.8 to which it is a party or signatory.

(d)   Certificate.  Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e)   Credit Facility.  Opco shall have entered into a $125 million revolving credit facility on terms and conditions that are reasonably satisfactory to Buyer and Seller.

Section 6.3             Conditions to the Obligations of Seller, FTFC and the Companies.  The obligation of Seller, FTFC and the Companies to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)   Representations and Warranties.  Each of the representations and warranties of Buyer (i) contained in this Agreement that is qualified by a materiality qualifier shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing, (ii) contained in this Agreement that is not qualified by a materiality or knowledge qualifier (other than those in Section 4.8) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing and (iii) contained in Section 4.8 shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing.

(b)   Covenants.  Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)   Ancillary Agreements.  Buyer shall have executed and delivered the Ancillary Agreements and the other documents required by Section 2.7 to which it is a party or signatory.

(d)   Certificate.  Seller and FTFC shall have each received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1             Survival.  The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1.  All representations and warranties set forth in this Agreement and all claims with respect thereto shall terminate upon the expiration of 12 months after the Closing Date, except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.4(i), 3.5, 4.1, 4.2, 4.4(i) and 4.5 (the “Fundamental Representations”) shall survive forever, (ii) the representations and warranties contained in Section 3.18 (other than in Section 3.18(d)) shall expire upon the Closing, (iii) the representations and warranties contained in Section 3.18(d) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers), and (iv) any representation or warranty, and any Liability with respect thereto, that would otherwise terminate in accordance with this Section 7.1 shall continue to survive if a notice of a claim for a breach or inaccuracy of such representation or warranty shall have been timely given under this Article VII on or prior to such termination until such claim has been satisfied or otherwise resolved as provided in this Article VII, but only with respect to such claim.

Section 7.2             Indemnification by Seller.  (a)  Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, shareholders, partners, members (other than Seller or any of its Affiliates in the case of the Companies on and after the Closing) and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses, including fines and penalties (including expenses of investigation and reasonable attorney’s fees and expenses) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) subject to Section 7.2(b), any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any material covenant or agreement of Seller or FTFC contained in this Agreement, (iii) any breach of any material covenant of any of the Companies occurring on or prior to the Closing, (iv) solely with respect to the Companies and their respective directors and officers, any of the Excluded Liabilities, including (A) any and all Liabilities relating to the Applicable Employees to the extent not expressly assumed by the Companies in this Agreement or not an obligation of the Companies pursuant to any Ancillary Agreement, (B) any Taxes for which Seller is responsible in accordance with Section 5.4, (C) any and all Liabilities arising out of the matters set forth on Schedule 3.7 (including, for the sake of clarity, all indemnification, contribution or other Liabilities in respect of, arising from, or otherwise relating to, such matters or the facts and circumstances pursuant to which such matters relate), and (D) any and all Liabilities set forth on Schedule 7.2, except, in the case of this clauses (A) or (C), to the extent any such Liability is expressly set forth on Schedule 1.1(a) as an Assumed Liability or is reflected in the calculation of Closing Working Capital and (v) the Canadian Liabilities other than the Canadian Non-Indemnifiable Liabilities.  Notwithstanding anything else to the contrary in this Article VII, any indemnification by Seller of the Buyer Indemnified Parties shall be without duplication as between Buyer and the Companies (and their respective directors, shareholders, partners, members (other than Seller or any of its Affiliates in the case of any of the Companies on and after the Closing) and employees), including, for illustrative purposes, that Seller shall not be required to also indemnify Buyer with respect to Losses incurred with respect to a diminution in value of its Holdco LLC Interests on or after the Closing in the event that the Companies have been indemnified by Seller with respect to the facts giving rise to a claim of indemnification hereunder and vice versa.

(b)   Except with respect to good faith claims for fraud, Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i) with respect to any individual claim or related claims unless such claim or claims, as applicable, involve Losses in excess of $250,000 nor shall such item or related items involving Losses equal to or less than $250,000 be applied or consolidated for calculating the Deductible or the Cap), and unless the Losses therefrom exceed an aggregate amount equal to the sum of (i) 1% of the Purchase Consideration and (ii) 1% of the Note Amount (collectively, the “Deductible”) and then only for Losses in excess of that amount and up to an aggregate amount equal to the sum of (x) 10% of the Purchase Consideration and (y) 10% of the Notes Amount (collectively, the “Cap”).  Notwithstanding the foregoing, this Section 7.2(b) does not apply to indemnification obligations directly or indirectly relating to or arising out of any breach of inaccuracy of any representation and warranty under Section 3.18(d), Section 3.31 and any of the Fundamental Representations.

(c)   The aggregate amount of any Applicable Termination Price Adjustment, any Applicable Renegotiation Price Adjustment and any Consent Payments in excess of the Sub-Basket shall decrease the Cap on a dollar-for-dollar basis.

Section 7.3             Indemnification by Buyer.  (a)  Buyer and each of the Companies hereby agrees that from and after the Closing they shall, jointly and severally, indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) subject to Section 7.3(b), any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (ii) any breach of a material covenant or agreement of Buyer contained in this Agreement, (iii) any breach of any material covenant of the Companies occurring after the Closing, (iv) the Assumed Liabilities, including any and all Taxes for which Buyer is responsible in accordance with Section 5.4 and (v) the Transferred Assets, the Business or the Transferred Employees to the extent attributable to the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees following the Closing and not otherwise (x) specifically included within any exclusion in the definition of Assumed Liabilities or (y) an Excluded Liability.

(b)   Except with respect to good faith claims for fraud, Buyer and the Companies shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i), with respect to any individual claim or related claims unless such claim or claims, as applicable, involve Losses in excess of $250,000 nor shall such item or related items involving Losses equal to or less than $250,000 be applied or consolidated for calculating the Deductible or the Cap), and unless the Losses therefrom exceed the Deductible and then only for Losses in excess of that amount and up to the Cap.  Notwithstanding the foregoing, this Section 7.3(b) does not apply to indemnification obligations directly or indirectly relating to arising out of any breach of inaccuracy of any of the Fundamental Representations.

Section 7.4             Indemnification by the Companies.  The Companies hereby agree that from and after the Closing they shall, jointly and severally, indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of Third-Party Claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach of any covenant of the Companies set forth in Sections 5.1, 5.4, 5.5, 5.6, 5.7 and 5.10 occurring after the Closing, (ii) the Assumed Liabilities and (iii) the Transferred Assets, the Business or the Transferred

Employees to the extent attributable to the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees, in each case, following the Closing.

Section 7.5             Third-Party Claim Indemnification Procedures.  (a)  In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have 30 days (or such less number of days set forth in the Claim Notice as may be required by Legal Proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b)   In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate Legal Proceedings and shall have the sole power to direct and control such defense at its expense.  Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnifying Party shall defend such Third-Party Claim and the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party may participate in any such defense at its expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in the first sentence of Section 7.5(c).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent Order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have a Material Adverse Effect on other claims made or threatened against the Indemnified Party or any of its

Affiliates or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party, and, in connection with any of the foregoing, the Indemnified Party alone shall be entitled to contest, defend, compromise and settle such Third-Party Claim in the first instance.

(c)   If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as a result of the Indemnified Party’s election to defend the Third-Party Claim as provided in Section 7.5(b) or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)   The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e)   The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 7.6             Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim.  If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 7.7             Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for (i) any

Losses that are not direct, actual damages or (ii) any punitive, special or speculative damages, in each case, unless such Losses are paid pursuant to a third party claim.

Section 7.8             Adjustments to Losses.  (a)  Insurance.  In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or the Direct Claim, net of any actual costs, expenses or premiums (including any increase in premiums exclusively and demonstrably attributable to insurance claims relating to such Loss) incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss.  Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses to the same extent that such Indemnified Party would if such Loss were not subject to indemnification hereunder.

(b)   Taxes.  In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized through a reduction in cash Taxes otherwise due (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto.

(c)   Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

(d)   Qualifiers.  For purposes of determining the failure of any representations and warranties (other than representations and warranties in Sections 3.12 and 3.14) to be true and correct, the breach of any covenants or agreements and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

Section 7.9             Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VII (the “Indemnity Amount”), by wire transfer of immediately available funds, within a reasonable period of time following receipt from an Indemnified Party of a bill, together with reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party an amount in cash equal to the Indemnity Amount by wire transfer of immediately available funds no later than five Business Days following any final determination of the Indemnity Amount and the Indemnifying Party’s liability therefor.  A

“final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.  Notwithstanding anything to the contrary contained herein, if an indemnity payment is to be made to Buyer hereunder for a Loss incurred by the Companies, then the amount to be paid to Buyer for such Loss will be reduced to take into account Seller’s ownership of Holdco.

Section 7.10           Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or 7.3 shall be treated as adjustments to the Purchase Consideration, or, if applicable, as a member contribution of such amount by Seller to the Companies, for Tax purposes.

Section 7.11           Mitigation.  Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.  In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

Section 7.12           Remedies.  Following the Closing, except (a) with respect to a claim to enforce this Article VII, (b) with respect to a good faith claim for fraud or (c) as may be otherwise contemplated by Sections 2.4, 2.5, 2.11, 5.4(f) or 9.1 or by the Confidentiality Agreement, the rights and remedies of Seller, the Companies and Buyer under this Article VII are exclusive and in lieu of any and all other rights and remedies which Seller, the Companies and Buyer may have under this Agreement or otherwise against each other with respect to the Transactions; provided, however, that for the avoidance of doubt, nothing in this Section 7.12 is intended to limit any rights the parties have under the Ancillary Agreements.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall foreclose the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

ARTICLE VIII

TERMINATION

Section 8.1             Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)   by written agreement of Buyer and Seller;

(b)   by either Buyer or Seller, by giving written notice of such termination to the other parties hereto, if the Closing shall not have occurred on or before August 31, 2009 (the “Termination Date”) so long as the terminating party is not in material breach of its obligations under this Agreement;

(c)   by Buyer or Seller if any state or federal court of competent jurisdiction or other state or federal Government Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the Transactions and such Order or other action shall have become final and non-appealable;

(d)   by Seller, by giving written notice of such termination to Buyer, if there has been a breach of the representations, warranties, covenants or agreements of Buyer contained in this Agreement which (i) would result in the failure of the condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) cannot be cured prior to the Termination Date; or

(e)   by Buyer, by giving written notice of such termination to Seller, if there has been a breach of the representations, warranties, covenants or agreements of Seller contained in this Agreement which (i) would result in the failure of the condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) cannot be cured prior to the Termination Date.

Section 8.2             Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 9.2, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.13 (and any related definitional provisions set forth in Article I), as applicable, and except that nothing in this Section 8.2 shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the covenants or agreements (including Buyer’s obligation to effect the Closing) contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of any covenants or agreements contained in this Agreement and to enforce specifically any terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 9.2             Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided, that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

c/o Advent International Corp.
75 State Street
Boston, Massachusetts 02109
Telephone:	(617) 951-9400
Email:	cpike@adventinternational.com
Attention:	Chris Pike

with copies to:

Weil, Gotshal and Manges, LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Telephone:	(617) 772-8300
Telecopy:	(617) 772-8333
Email:	james.westra@weil.com
marilyn.french@weil.com
Attention:	James R. Westra
Marilyn French

To Seller:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263
Telephone:	(513) 579-4300
Telecopy:	(513) 534-6757
Email:	paul.reynolds@53.com
Attention:	Paul Reynolds

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone:	(212) 558-4000
Telecopy:	(212) 291-9085
(212) 291-9065
Email:	korrya@sullcrom.com
gladina@sullcrom.com
Attention:	Alexandra D. Korry
Andrew R. Gladin

To any of the Companies:

c/o Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263
Telephone:	(513) 579-4300
Telecopy:	(513) 534-6757
Email:	paul.reynolds@53.com
Attention:	Paul Reynolds

with copies to:

Advent International Corp.
75 State Street
Boston, Massachusetts 02109
Telephone:	(617) 951-9400
Email:	cpike@adventinternational.com
Attention:	Chris Pike

Weil, Gotshal and Manges, LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Telephone:	(617) 772-8300
Telecopy:	(617) 772-8333
Email:	james.westra@weil.com
marilyn.french@weil.com
Attention:	James R. Westra
Marilyn French

and:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263
Telephone:	(513) 579-4300
Telecopy:	(513) 534-6757
Email:	paul.reynolds@53.com
Attention:	Paul Reynolds

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone:	(212) 558-4000
Telecopy:	(212) 291-9085
(212) 291-9065
Email:	korrya@sullcrom.com
gladina@sullcrom.com
Attention:	Alexandra D. Korry
Andrew R. Gladin

To FTFC:

Fifth Third Financial Corporation
38 Fountain Square Plaza
Cincinnati, OH 45263
Telephone:	(513) 579-4300
Telecopy:	(513) 534-6757
Email:	paul.reynolds@53.com
Attention:	Paul Reynolds

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone:	(212) 558-4000
Telecopy:	(212) 291-9085
(212) 291-9065
Email:	korrya@sullcrom.com
gladina@sullcrom.com
Attention:	Alexandra D. Korry
Andrew R. Gladin

Section 9.3             Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Article VII.

Section 9.4             No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  Subject to the provisions of Section 2.10, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each other Party, except as provided in Section 9.6 and except that Buyer may assign any and all of its rights and delegate any of its obligations under this Agreement or any Ancillary Agreement to any Person that acquires Units from the Buyer in accordance with the terms and conditions of the LLC Agreement (but no such assignment or delegation shall relieve Buyer of any of its obligations hereunder).  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, FTFC, the Companies, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.5             Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement.

Section 9.6             Fulfillment of Obligations.  Any obligation of any Party to any other Party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.7             Public Disclosure.  Notwithstanding anything to the contrary contained herein, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the Transactions unless specifically approved in advance by Seller and Buyer, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed (in which case a copy of such press release, announcement or communication shall be provided to the other parties hereto in advance, to the extent reasonably practicable).

Section 9.8             Expenses.  Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses; provided, however, that Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for 50% of the filing fees payable in connection with any filings required by any Party under the HSR Act or other U.S. Antitrust Laws; provided further, that Seller shall be responsible for all such costs and expenses incurred by the Companies on or prior to the Closing Date.  In connection with the Transactions, at the Closing, Seller shall contribute $5 million in cash to Holdco by wire transfer of immediately available funds.  In connection with the reimbursement of Buyer of any expenses in connection with the Transactions, at the Closing, Holdco shall reimburse Buyer for all such expenses up to $5 million by wire transfer of immediately available funds.

Section 9.9             Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any stockholder, director, officer, employee, authorized representative or agent of the Buyer.

Section 9.10           Schedules.  The disclosure of any matter in any Schedule to ARTICLE III or ARTICLE IV, as applicable, shall be deemed to be a disclosure on all other Schedules to ARTICLE III or ARTICLE IV, respectively, to which such matter may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other Sections thereof to which such information is responsive.

Section 9.11           Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  This Agreement shall be governed and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law thereof.  Each Party agrees that it shall bring any action or Legal Proceeding in respect of any claim arising out of or related to this Agreement or the Transactions, exclusively in the United States District Court for the Southern District of Ohio or any Ohio State court, in each case, sitting in Cincinnati, Ohio (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transactions (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or Legal Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 9.2.  Each Party irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.12           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.13           Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.14           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the second date written above.

FIFTH THIRD BANK

By:	/s/ Paul L. Reynolds
	Name:	Paul L. Reynolds
	Title:	Executive Vice President,
Secretary and Chief Legal Officer

By:	/s/ Ross Kari
	Name:	Ross Kari
	Title:	Executive Vice President and
Chief Financial Officer

FIFTH THIRD FINANCIAL
CORPORATION

By:	/s/ Paul L. Reynolds
Name:
Title:

FIFTH THIRD PROCESSING
SOLUTIONS, LLC

By:	/s/ Charles D. Drucker
	Name:	Charles D. Drucker
	Title:	Chief Executive Officer

FTPS HOLDING, LLC

By:	/s/ Charles D. Drucker
	Name:	Charles D. Drucker
	Title:	Chief Executive Officer

[Signatures continue on the following page.]

[Signature page to the Master Investment Agreement]

ADVENT-KONG BLOCKER CORP.

By:	/s/ Christopher Pike
	Name:	Christopher Pike
	Title:	President

[Signature page to the Master Investment Agreement]